Exhibit 10.3

[EXECUTION COPY]

CONFIDENTIAL

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	REGIONS BANK, REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK 250 Park Avenue, 6th Floor New York, New York 10177	CITIZENS BANK, N.A. 28 State Street Boston, MA 02109

June 9, 2017

Fred’s, Inc.
4300 New Getwell Road
Memphis, Tennessee 38118
Attention: Mr. Rick Hans

Executive Vice President and Chief Financial Officer

$1,650,000,000 Senior Secured Loan Facility
Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

Fred’s, Inc. (the “Company”) has advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, with its designated affiliates, “MLPFS”, and together with Bank of America, “BofA”), Regions Bank (“Regions Bank”), Regions Capital Markets, a division of Regions Bank (“RCM”, and together with Regions Bank, “Regions”) and Citizens Bank, N.A. (“Citizens” and together with BofA and Regions, individually, a “Commitment Party” and collectively, the “Commitment Parties”) that it is seeking a new senior secured asset-based loan facility in an aggregate principal amount of $1,650,000,000 (the “Credit Facility”) in connection with its acquisition (the “Acquisition”) of the business and operations consisting of not less than 865 but up to 1,200 retail stores and certain intellectual property, corporate infrastructure and distribution centers of Rite Aid Corporation (collectively, the “Acquired Business”) and to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the annexes to this letter, the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet” and together with this second amended and restated commitment letter, the Transaction Description, and the annexes, exhibits and schedules to this second amended and restated commitment letter, collectively, the “Commitment Letter”).

1.           Commitment. Each of Bank of America, Regions Bank and Citizens (individually, an “Initial Lender” and collectively, “Initial Lenders”) is pleased to advise the Company of its several and not joint commitment, in the case of Bank of America to provide 50% of the aggregate principal amount of the Credit Facility, in the case of Regions Bank to provide 30% of the aggregate principal amount of the Credit Facility and in the case of Citizens to provide 20% of the aggregate principal amount of the Credit Facility, in each case, allocated between the ABL Revolving Facility, the ABL FILO Term Facility and the ABL IP Term Facility (as each such term is defined in the Term Sheet) on a ratable basis on the terms set forth in this Commitment Letter (including the Certain Funds Provision set forth herein), the second amended and restated fee letter of even date herewith among the Commitment Parties (as hereinafter defined) and the Company (the “Arranger Fee Letter”), the second amended and restated fee letter of even date herewith between Regions and the Company (the “Regions Fee Letter”), and the second amended and restated fee letter of even date herewith between BofA and the Company (the “Lead Arranger Fee Letter” and, together with the Arranger Fee Letter and the Regions Fee Letter, collectively, the “Fee Letters”). The commitments of the Initial Lenders are several and not joint. The Commitment Parties shall be severally liable in respect of their respective commitments and all other obligations in this Commitment Letter and in the Fee Letters and no Commitment Party shall be responsible for the commitment or any other obligation of any other Commitment Party.

2.           Titles and Roles; Sell-Side Advisor. The Company hereby appoints each of MLPFS, RCM and Citizens, in each case acting alone or through or with branches or affiliates selected by it, to act as the joint lead arrangers and joint bookrunners (in such capacities, each an “Arranger” and collectively, the “Arrangers”). MLPFS in its capacity as Arranger is referred to herein as “Lead Arranger.” Bank of America will act as sole and exclusive administrative agent under the Credit Facility (in such capacity, the “Agent”), Bank of America and Regions Bank will act as co-collateral agents under the Credit Facility (in such capacities, the “Collateral Agents”), and Regions Bank will act as exclusive syndication agent under the Credit Facility (in such capacity, the “Syndication Agent”), in each case, for the Initial Lenders and any other parties to the Credit Facility as lenders (individually a “Lender” and collectively “Lenders”). Each of Arrangers, Agent, Collateral Agents and Syndication Agent will perform the duties and exercise the authority customarily performed and exercised by it in such role, subject to the terms below and Bank of America will be the sole physical bookrunning manager. MLPFS will have “left” and highest placement in the information memorandum and all marketing materials and other documentation used in connection with the Credit Facility, RCM will have second placement and appear immediately to the right of MLPFS in the information memorandum and all marketing materials and other documentation used in connection with the Credit Facility and Citizens will appear immediately to the right of RCM in the information memorandum and all marketing materials and other documentation used in connection with the Credit Facility. The Company agrees that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) will be paid to any Lender in connection with the Credit Facility unless Arrangers and the Company shall so agree.

The parties acknowledge that MLPFS and/or its affiliates have been or may be retained as the sell-side financial advisor to the Seller and/or the Acquired Business (in such capacity, the “Financial Advisor”) in connection with the Transactions. The Company agrees to any such retention, and further agrees not to assert any claim the Company or any of its affiliates might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from MLPFS’ and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, the relationship of MLPFS and/or its affiliates with the Company and its affiliates as described and referred to herein.

3.           Syndication. The Company agrees, and agrees to cause its subsidiaries, to use commercially reasonable efforts to actively assist in achieving a timely syndication that is mutually and reasonably satisfactory to the Commitment Parties and the Company. The parties agree that syndication shall be as set forth in Annex B to this Commitment Letter. The syndication of the Credit Facility is not a condition to the closing of the Credit Facility.

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4.           Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Commitment Parties or their affiliates in connection with their due diligence, approval, documentation, syndication and closing of the Credit Facility, whether incurred before or after the date hereof, including the preparation and negotiation of this Commitment Letter, the Amended and Restated Commitment Letter (as hereinafter defined) and the Original Commitment Letter (as hereinafter defined) (including any amendment, amendment and restatement or other modification hereto or thereto), and including reasonable attorneys’ fees and legal expenses (provided that legal fees shall be limited to the reasonable fees and disbursements of one counsel each for each Commitment Party and, in addition, one local counsel in each appropriate jurisdiction), appraisal fees, expenses related to the USA Patriot Act compliance and background checks, electronic reporting system set-up fees (if any), filing and search charges, recording taxes and field examination expenses and the enforcement of any of the rights and remedies of the Commitment Parties under this Commitment Letter, in each case regardless of whether the Credit Facility is closed, (b) to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Commitment Parties or their affiliates in connection with the retention of the Agent’s Advisor (as set forth in the Term Sheet) (such amounts described in clauses (a) and (b), collectively, the “Expenses”) and (c) to indemnify, defend, and hold harmless the Commitment Parties, each of their affiliates, and each of their officers, directors, employees, agents, advisors, and other representatives (each, an “Indemnified Person”) as set forth on Annex A hereto. For the avoidance of any doubt, Expenses shall include all costs and expenses associated with (x) one or more field exam reports of the Company and the Acquired Business heretofore conducted by Richter Consulting, Inc. (which field exam reports may have been, in part or in whole, previously conducted on behalf of Wells Fargo Bank, National Association and subsequently provided to the Commitment Parties) and (y) one or more inventory and prescription list appraisal reports of the Company and the Acquired Business heretofore conducted by Tiger Valuation Services, LLC (which appraisal reports may have been, in part or in whole, previously conducted on behalf of Wells Fargo Bank, National Association and subsequently provided to the Commitment Parties). All Expenses are to be paid to Lead Arranger upon demand by any Commitment Party, together with such advance funds on account of such charges and expenses as Lead Arranger may from time to time request. The Company agrees that, once paid, none of the Expenses shall be refundable under any circumstances, regardless of whether the Credit Facility closes, and shall not be credited against any other amount payable by the Company to any Commitment Party in connection with the Credit Facility or otherwise.

5.           Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, the Company agrees to pay the fees described in the Term Sheet and the Fee Letters as and when required pursuant to the terms thereof and subject to the conditions set forth therein. The terms of the Fee Letters are an integral part of each Commitment Party’s commitment and other obligations hereunder. Each of the fees described herein and in the Fee Letters shall be nonrefundable when paid. All fees payable hereunder and under the Fee Letters will be paid in immediately available funds. The obligation to pay any fee provided for herein or therein or to cause any such fee to be paid will be joint and several with any other party having such an obligation, shall be absolute and unconditional and shall not be subject to reduction by way of setoff or counterclaim.

6.           Conditions. The commitments of each of the Commitment Parties under this Commitment Letter and its obligations to make Revolving Loans and issue Letters of Credit (each as defined in the Term Sheet) on the Closing Date are subject solely to: (a) since January 28, 2017, there shall not have been any event or circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Target Material Adverse Effect (as such term is defined below) that is continuing and (b) the satisfaction of (or procurement of a waiver of) the conditions set forth in Exhibit C to this Commitment Letter. For the avoidance of doubt, the compliance by the Company with its obligations under this Commitment Letter and the Fee Letters, other than satisfaction by the Company of (or procurement of a waiver of) the conditions described (x) in Section 6(a) and (y) on Exhibit C, is not a condition to the closing and initial funding of the Credit Facility on the Closing Date.

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The term “Target Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Acquired Stores, taken as a whole, but shall not be deemed to include any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (i) the United States (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which Seller or its Affiliates operates or (iii) any of the industries generally in which Seller or any customers thereof operates (including demand for, and the availability and pricing of, pharmaceutical drugs) or in which products or services of the Acquired Stores are used or distributed, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, the Acquisition Agreement or the other Transaction Agreements, including effects related to compliance with the covenants or agreements contained therein or the failure to take any action as a result of any restrictions or prohibitions set forth therein, and any adverse effect proximately caused by (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier, and/or vendor relationships, or (C) loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller is required to adopt, or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to the Acquisition Agreement or taken with Buyer’s consent, (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller or its Affiliates, (f) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty, (g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (i) any adverse change or effect that is cured prior to Closing (or each Subsequent Closing, as applicable); provided, however, that if the event or circumstance described in any of the foregoing clauses (a) or (c), individually or in the aggregate, has a disproportionate effect on the Acquired Stores relative to other industry participants, the exception described in any of the foregoing clauses (a) or (c) shall not apply with respect to the portion of such event or circumstance that had such a disproportionate effect on the Acquired Stores. Capitalized terms used in this paragraph have the meanings given to such terms in the Acquisition Agreement.

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Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letters, the Loan Documents (as defined in the Term Sheet) or any other agreement entered into by a Commitment Party concerning the financing of the Acquisition contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the initial funding under the Credit Facility on the Closing Date shall be (i) such of the representations and warranties made by the Seller or any of its affiliates in the Acquisition Agreement as are material to the interests of Agent, Collateral Agents, Arrangers and Lenders, but only to the extent that the Company or any of its affiliates has the right to terminate the Company’s (or such of its affiliates’) obligations under the Acquisition Agreement (or to not consummate the Acquisition) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not provide for additional conditions to the initial funding under the Credit Facility on the Closing Date if the conditions set forth in this Section 6 are satisfied (it being understood that, (i) to the extent any collateral (including the perfection of any security interest therein) is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of collateral with respect to which a lien may be perfected upon closing solely by the filing of financing statements under the Uniform Commercial Code in the jurisdiction of organization of each Loan Party, and (B) the pledge and perfection of security interests in the equity interests of subsidiaries owned by the Loan Parties (after giving effect to the Acquisition); the assets described in clauses (A) and (B) being referred to as the “Specified Collateral”) after the use of commercially reasonable efforts by the Company (and the Seller to the extent provided for in the Acquisition Agreement) to do so, then the provision of such collateral or perfection of any such lien or security interest in such collateral shall not constitute a condition precedent to the initial funding under the Credit Facility on the Closing Date, but shall be required to be provided within 60 days after the Closing Date, subject to such extensions as are agreed to by the Arrangers). For purposes hereof, “Specified Representations” means representations and warranties of the Loan Parties in the Loan Documents relating to organization, existence, organizational power and authority to enter into the Loan Documents; due authorization, execution, delivery, enforceability of such Loan Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries (in form and scope consistent with the solvency certificate to be delivered pursuant to Exhibit C hereto); no conflicts of the Loan Documents with organizational documents or material laws; Federal Reserve margin regulations; the Investment Company Act; USA Patriot Act; use of proceeds not violating (i) laws applicable to sanctioned persons, (ii) laws and regulations promulgated by OFAC, and (iii) anti-money laundering laws or the Foreign Corrupt Practices Act; and the creation, perfection and priority of the security interests (subject to customary permitted liens) granted in the collateral (subject in all respects to the foregoing provisions of this paragraph). This paragraph and the provisions herein are referred to herein as the “Certain Funds Provision”.

7.           Confidentiality. The Company agrees that this Commitment Letter (including the Term Sheet) and the Fee Letters are for its confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by the Company to any person other than (a) its officers, directors (or equivalent managers), employees, accountants, affiliates, independent auditors, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions and on a confidential basis, (b) the Seller and Walgreens Boots Alliance, Inc. and their respective officers, directors (or equivalent managers), employees, accountants, independent auditors, attorneys, and other advisors of each of the Seller and Walgreens Boots Alliance, Inc., and then only on a “need-to-know” basis, in connection with their consideration of the Transactions and on a confidential basis (provided that, with respect to the Fee Letters, to the extent portions thereof have been redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing and other terms of the “flex provisions” in a manner satisfactory to the respective Arrangers party thereto). The foregoing notwithstanding, the Company (and, in the case of clause (ii) below, each of the Seller and Walgreens Boots Alliance, Inc.) may (i) provide a copy of this Commitment Letter (and the Fee Letters, to the extent portions thereof have been redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing and other terms of the “flex provisions” in a manner satisfactory to the respective Arrangers party thereto) to potential lenders under the Term Loan Facility and their officers, directors (or equivalent managers), employees, accountants, affiliates, attorneys, and other advisors involved in the related commitments subject to confidentiality provisions similar to those provided herein, (ii) following the acceptance of the Company of this Commitment Letter and the Fee Letters, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the Fee Letters) as it is required by law, in the opinion of its counsel, to make and (iii) disclose this Commitment Letter and Fee Letters in connection with any exercise of its remedies in respect hereof and thereof.

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Each Commitment Party agrees that material, non-public information regarding the Company and its subsidiaries and the Acquired Business, their operations, assets, and existing and contemplated business plans shall be treated by it in a confidential manner, and shall not be disclosed by it to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to such Commitment Party on a “need to know” basis in connection with Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of such Commitment Party, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over such Commitment Party or its affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company (not to be unreasonably withheld or delayed), (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of disclosure by such Commitment Party in violation of the terms hereof), (viii) in connection with any proposed assignment or participation of such Commitment Party’s interest in the Credit Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph or as provided below, (ix) to the extent that such information was already in the possession of such Commitment Party or its affiliates or is independently developed by it or them, (x) to the extent that such information was received by such Commitment Party from a third party, that is not, to its knowledge, subject to confidentiality obligations owing to the Company, and (xi) for purposes of establishing a “due diligence” defense and in connection with any litigation or other adverse proceeding involving any parties to this Commitment Letter or the Fee Letters. This paragraph shall terminate on the second anniversary of the date of the Original Commitment Letter.

Notwithstanding anything to the contrary in this Commitment Letter, the Company agrees that (i) each Commitment Party shall have the right to provide information concerning the Credit Facility to loan syndication and reporting services, and (ii) that the Projections, the Marketing Materials and all other information provided by or on behalf of the Company and its affiliates to a Commitment Party regarding the Company and its affiliates and the Transactions in connection with the Credit Facility may be disseminated by or on behalf of such Commitment Party to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the standard loan syndication practices of such Commitment Party (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). Notwithstanding anything to the contrary in this Commitment Letter, the Company agrees that a Commitment Party may share with its affiliates any information relating to the Credit Facility, the Company or its subsidiaries or the Acquired Business for purposes of the evaluation, negotiation, documentation and syndication of the Credit Facility and on and after the Closing Date, may disclose information relating to the Credit Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that a Commitment Party may otherwise use the corporate name and logo of the Company or its subsidiaries or the Acquired Business in “tombstones” or other advertisements, marketing materials or public statements.

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8.           Information. The Company hereby represents and warrants (but limited, solely in the case of the Acquired Business, to the best of its knowledge) that (i) all written information, other than Projections (as defined below) and other than forward-looking information and information of a general economic nature or industry specific information, which has been or is hereafter made available to the Arrangers by or on behalf of the Company or its subsidiaries or any of their representatives in connection with the Company and its subsidiaries and the Acquired Business (“Information”), as and when furnished, is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) all financial projections concerning the Company and its subsidiaries and the Acquired Business that have been or are hereafter made available to Arrangers or prospective Lenders by the Company or its subsidiaries (the “Projections”), have been or will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made and made available to the Arrangers (it being understood that projections by their nature are inherently uncertain and that, even though the Projections are prepared in good faith on the basis of assumptions believed to be reasonable at the time such Projections were prepared, the results reflected in the Projections may not be achieved and actual results may differ and such differences may be material). If at any time the Company becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made at such time, then the Company will promptly supplement the Information and Projections so that such representations will be correct in all material respects under those circumstances. The Company agrees to furnish, or cause to be furnished (using commercially reasonable efforts with respect to the Acquired Business), to each Commitment Party such Information and Projections as it may reasonably request and to supplement the Information and the Projections from time to time until the earlier of the Closing Date and the occurrence of a Successful Syndication (as defined in the Arranger Fee Letter). In arranging and syndicating each Credit Facility, Arrangers and Lenders will be using and relying on the Information and the Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the accuracy of any representation under this Section 8, the provision of any supplement to any Information or the Projections, nor the accuracy of any such supplement shall constitute a condition precedent to the closing and/or initial funding of any of the Credit Facility on the Closing Date.

9.           Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities. The Company acknowledges that each Commitment Party or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that the Commitment Parties do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by a Commitment Party from other companies (including the Seller).

Each of the parties hereto further acknowledges that Regions and BofA are currently providing debt financing and other services to the Company in respect of which Regions and BofA may have conflicting interests regarding the transactions described herein or otherwise. Each of the parties hereto also acknowledges that neither Regions or BofA have any obligation to any other Commitment Party to disclose confidential information obtained by Regions or BofA in connection with such existing debt financing.

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The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and a Commitment Party, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party or one or more of its affiliates has advised or is advising the Company on other matters, (b) each Commitment Party, on the one hand, and the Company, on the other hand, has an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) the Company is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that each Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that such Commitment Party does not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against a Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Commitment Parties shall not have any liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

The Company further acknowledges that one or more of the affiliates of any Commitment Party are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, and other companies with which the Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by a Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In particular, the Company acknowledges that the Company has been advised of the role of MLPFS and/or its affiliates as Financial Advisor and that, in such capacity, (i) the Financial Advisor may recommend to the Seller that the Seller not pursue or accept the offer or proposal of the Company for the acquisition of the Acquired Business, (ii) the Financial Advisor may advise the Seller and/or the Acquired Business in other manners adverse to the interests of the Company, including, without limitation, by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to the bid by the Company, taking other actions with respect to the bid of the Company and taking action under any definitive agreement between the Company, Seller and/or the Acquired Business, and (iii) the Financial Advisor may possess information about the Seller and/or the Acquired Business, the acquisition of the Acquired Business, and other potential purchasers and their respective strategies and proposals, but the Financial Advisor shall have no obligation to disclose to the Company the substance of such information or the fact that it is in possession thereof. In addition, the Company acknowledges that any of the Arrangers or Commitment Parties or their respective affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business and that, in such capacity, such Arranger, Commitment Party or affiliate may acquire information about the Acquired Business, the sale thereof, and such other potential purchasers and their strategies and proposals, but such party shall have no obligation to disclose to the Company the substance of such information or the fact that such party is in possession thereof.

10.        USA Patriot Act. Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Commitment Parties and other Lenders to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Lender.

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11.        Entire Agreement. This Commitment Letter contains the entire commitment of the Commitment Parties for this transaction and, upon acceptance by the Company, supersedes all prior proposals, commitment letters, negotiations, discussions and correspondence (including, without limitation, the Amended and Restated Commitment Letter and the Original Commitment Letter (in each case, except to the extent provided herein)). This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by a Commitment Party to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or on, or benefits to or on, any third party (other than the Indemnified Persons). Each of the parties hereto agrees that, if executed and accepted by the parties in the manner required herein, each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including the obligation of the parties to negotiate the Loan Documents in good faith); it being acknowledged and agreed that the initial funding of the Credit Facility is subject solely to the satisfaction of the conditions specified in Section 6 hereof, including the execution and delivery of the relevant Loan Documents by the parties hereto in a manner consistent with this Commitment Letter (including the applicable Documentation Principles and the obligation to negotiate in good faith); provided that nothing contained in this Commitment Letter obligates the Company or any of its affiliates to consummate the Acquisition or to draw down any portion of the Credit Facility.

12.        Surviving Provisions. The expense and indemnification, sharing information; absence of fiduciary relationship; affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments of the Commitment Parties described herein; provided that, upon the execution and effectiveness of such definitive financing documentation, to the extent subject to, and covered by the provisions of such financing documentation, the provisions hereof with respect to expense, indemnification and confidentiality shall be superseded thereby.

13.        Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means (including an email with a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

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14.        No Assignment by Company; Governing Law. This Commitment Letter may not be assigned by the Company without the prior written consent of each Commitment Party and may not be amended, waived or modified, except in writing signed by each Commitment Party and the Company. This Commitment Letter and the Fee Letters, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York, provided that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letters, it is understood and agreed that (a) the interpretation of the definition of “Target Material Adverse Effect” (and whether or not a Target Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Company or any of its affiliates has the right to terminate its or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts, in each case located in New York County, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute. It is understood that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which does not involve this Commitment Letter, the Credit Facility or claims by or against the Company, any Commitment Party or Lenders or any Indemnified Person, the immediately preceding sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement.

Notwithstanding anything to the contrary contained herein, the parties hereby agree that MLPFS may, without notice to the Company or any other Commitment Party, assign its rights and obligations under this Commitment Letter and the Fee Letters to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

15.        JURY TRIAL WAIVER. EACH COMMITMENT PARTY AND THE COMPANY EACH WAIVES ITS RIGHT TO A JURY TRIAL IN RESPECT OF ANY CLAIM, CONTROVERSY, OR DISPUTE (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER.

16.        Amendment and Restatement. This Commitment Letter amends and restates in its entirety that certain amended and restated commitment letter dated as of January 18, 2017 (as in effect immediately prior to effectiveness of this Commitment Letter, the “Amended and Restated Commitment Letter”), which Amended and Restated Commitment Letter amended and restated that certain commitment letter dated as of December 19, 2016 (as amended by that certain joinder letter dated as of December 23, 2016, and as in effect immediately prior to effectiveness of the Amended and Restated Commitment Letter, the “Original Commitment Letter”) among the Commitment Parties (or their applicable affiliates) and the Company.

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17.       Acceptance and Termination. This Commitment Letter will be of no force and effect unless executed by each Commitment Party and a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by Bank of America by 11:59 p.m. (Central time) on June 9, 2017, together with the Fee Letters as duly authorized, executed and delivered by the Company, provided that the Lead Arranger Fee Letter shall only be delivered to BofA and the Regions Fee Letter shall only be delivered to Regions. The commitment of each Commitment Party under this Commitment Letter, if accepted and agreed to by the Company as provided in the immediately preceding sentence, will terminate (unless the Closing Date occurs on or prior thereto) upon the earliest of (i) 5:00 p.m. on July 31, 2017 (the “Stated Commitment Termination Date”); provided that upon the written request of the Company to the Commitment Parties made prior to the occurrence of the Stated Commitment Termination Date (which written request may only be made once), the Stated Commitment Termination Date may, at the sole discretion of the Company (but subject to the terms and conditions set forth in this Commitment Letter and the Fee Letters), be extended to a time not later than 5:00 p.m. on October 31, 2017 (such later time, the “Extended Commitment Termination Date”), (ii) the closing of the Acquisition without the closing of the Credit Facility, or (iii) after delivery of a fully executed and effective Acquisition Agreement, the termination or expiration of the Acquisition Agreement; provided that the termination of any commitment or this Commitment Letter pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[Signature Pages to Follow]

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If the Company accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this letter to Bank of America, together with the Fee Letters. We look forward to continuing to work with you to complete this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Adam Cady
Name: Adam Cady
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Adam Cady
Name: Adam Cady
Title: Managing Director

Project Flintstone - Second Amended and Restated ABL Commitment Letter

REGIONS BANK

By:	/s/ Louis Alexander
Name: Louis Alexander
Title: Managing Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Nikki Stephenson
Name: Nikki Stephenson
Title: Director

Project Flintstone - Second Amended and Restated ABL Commitment Letter

CITIZENS BANK, N.A.

By:	/s/ Alex D’Alessandro
Name: Alex D’Allesandro
Title: Senior Vice President

By:	/s/ Brad Mascott
Name: Brad Mascott
Title: Managing Director

Project Flintstone - Second Amended and Restated ABL Commitment Letter

Accepted and agreed to

as of the date first above written:

FRED’S, INC.

By:	/s/ Michael K. Bloom
Name: Michael K. Bloom
Title: Chief Executive Officer

Project Flintstone - Second Amended and Restated ABL Commitment Letter

ANNEX A

Indemnification Provisions

To the fullest extent permitted by applicable law, the Company (the “Indemnifying Person”) agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal costs (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for such affected Indemnified Person) or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions or (b) the Commitment Letter, the Amended and Restated Commitment Letter, the Original Commitment Letter or the Fee Letters; provided that such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of such Indemnified Person. These Indemnification Provisions shall be in addition to any liability which the Indemnifying Person may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Person with reasonable promptness; provided that any failure by any of the Indemnified Persons to so notify the Indemnifying Person shall not relieve the Indemnifying Person from its obligations hereunder. The Indemnified Persons shall have the right to retain counsel of their choice to represent them, and the Indemnifying Person shall pay the reasonable fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Person and any counsel designated by the Indemnifying Person. The Indemnifying Person shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the applicable Indemnified Person, the Indemnifying Person shall not settle or compromise any claim, unless (i) such Indemnified Person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution has given his, her or its prior written consent or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages, expenses and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such claim, (B) does not include any statements as to or any findings (or admissions) of fault, culpability or failure to act by or on behalf of any Indemnified Person and (C) is paid by the Indemnifying Person in cash.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Person, on the one hand, and the applicable Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the applicable Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Person, on the one hand, and the applicable Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Person, on the one hand, and the applicable Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered, provided, that, no Indemnified Person shall be liable for any fault, fraud, tort, or breach of any other Indemnified Person or for a claim or cause of action against such other Indemnified Person. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

Neither expiration nor termination of the commitment of a Commitment Party under the Commitment Letter or funding or repayment of the loans under the Credit Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Credit Facility, unless to the extent it is found in a final non-appeable judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letters and the Company, on behalf of itself and each of its affiliates, irrevocably and unconditionally waives any right to seek such damages for any claim that may be alleged as a result of any breach, or as a result, of this Commitment Letter or any element of the transactions contemplated hereby.

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ANNEX B

Syndication Provisions

Arrangers will be entitled, in consultation with the Company, to manage all aspects of the syndication of the Credit Facility, including decisions as to the selection of prospective lenders to be approached and included, the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective lenders, and any titles to be awarded to such prospective lenders. The Company agrees that no Lender in such capacity will receive any compensation for its participation in the Credit Facility except as expressly agreed to and offered by the Arrangers. In any event Arrangers will not syndicate to (i) any natural person, (ii) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by the Company to Arrangers prior to the date of the Original Commitment Letter, (iii) those persons that are competitors of the Company that are separately identified by the Company to Arrangers in writing (it being understood and agreed that any bona fide debt funds or any financial investors in such persons shall not constitute a competitor thereof) prior to the date of the Original Commitment Letter or from time to time thereafter (and if after the date of the Original Commitment Letter subject to the approval of Arrangers and provided that such notice shall not apply to retroactively disqualify any parties that have previously acquired an assignment of or participation interest in the commitments in respect of the Credit Facility), and (iv) in the case of each of clauses (i), (ii) and (iii), any of their affiliates that are clearly identifiable as such by their names or identified in writing by the Company to Arrangers (clauses (i), (ii), (iii) and (iv) above, collectively, “Disqualified Lenders”).

Until the earlier of 60 days after the Closing Date and a Successful Syndication (as defined in the Arranger Fee Letter), the Company agrees to cooperate, and to use commercially reasonable efforts to cause the Seller (including the Acquired Business) to cooperate, and in each case to assist Arrangers in completing a Successful Syndication. To assist Arrangers in their syndication efforts, without limiting the foregoing, the Company agrees, upon the reasonable request of Lead Arranger, to:

(a) make senior management and representatives of the Company, and using commercially reasonable efforts, management and representatives of the Acquired Business, if requested, available to participate in meetings and to provide information to prospective lenders in a timely manner at such times and places as Lead Arranger may reasonably request,

(b) use commercially reasonable efforts to ensure that the syndication efforts of the Arrangers benefits from the existing lending relationships of the Company and the Seller,

(c) at the expense of the Company, host, with the Arrangers, one or more meetings of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with the Lead Arranger with respect to the presentations to be made at any such Lender Meeting, and making available appropriate officers and other representatives of the Company (and using commercially reasonable efforts, senior management and representatives of the Acquired Business) to attend and participate, and allowing Arrangers to participate in rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Lead Arranger, and

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(d) promptly prepare and provide (and to use its commercially reasonable efforts to cause the Acquired Business to assist in the preparing and providing) to Arrangers such information with respect to the Company and its subsidiaries (including the Acquired Business) and the Transactions as Arrangers may reasonably request, including, without limitation, (i) an updated confidential information memorandum that includes information with respect to the Company and its subsidiaries (including the Acquired Business) and the Transactions as Arrangers may reasonably request, including the Projections, all in form and substance reasonably satisfactory to the Arrangers (the “Marketing Materials”), and (ii) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning the Company and its subsidiaries (including the Acquired Business) or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”).

The Company understands that in arranging and syndicating the Credit Facility, Arrangers may use and rely on the Marketing Materials without independent verification thereof. Until the earlier of 60 days after the Closing Date and a Successful Syndication, the Company will promptly notify the Arrangers of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections and agrees to update the Marketing Materials as may be reasonably requested by Arrangers.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning the Company and its subsidiaries (including the Acquired Business) or their securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), the Company agrees to provide the Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, the Company agrees to provide Arrangers with a customary letter authorizing the dissemination of those materials. In addition, at the request of Arrangers, the Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” The Company agrees that the Arrangers may distribute the following documents to all prospective lenders, unless the Company advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Credit Facility. If the Company advises the Arrangers that any of the foregoing items should be distributed only to Private Lenders, then Arrangers agree not to distribute such materials to Public Lenders without the prior written consent (including by email) of the Company, not to be unreasonably withheld or delayed.

To ensure an orderly and effective syndication of the Credit Facility, the Company agrees that:

(a) from the date hereof until the earlier of the completion of a Successful Syndication and 60 days following the Closing Date, the Company will not, and will not permit any of its subsidiaries to, and will require that the Acquired Business (but not the Seller) agree not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt security, syndicated credit facilities, or bank or institutional financings of the Company or any of its subsidiaries, including the Acquired Business (other than the syndication of the Credit Facility as contemplated hereby and the syndication of the Term Loan Facility in accordance with the terms thereof), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Arrangers, provided, that, the foregoing shall not apply to (i) purchase money financing of equipment, (ii) borrowings under existing credit facilities, (iii) the Term Loan Facility and (iv) other immaterial ordinary course indebtedness, and

(b) the Arrangers shall have a syndication period prior to the Closing Date commencing on June 9, 2017 and ending July 7, 2017.

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Notwithstanding any other provision of the Commitment Letter or this Annex B to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Credit Facility on the Closing Date upon the satisfaction (or waiver by the Commitment Parties) of the conditions specified in Section 6 of the Commitment Letter) in connection with any syndication, assignment or other transfer until after the initial funding of such Initial Lender’s commitment under the Credit Facility on the Closing Date or the Company otherwise agrees in writing, which consent shall not be unreasonably withheld, (b) except to the extent consented to by the Company as provided in clause (a) above, no such syndication, assignment or other transfer shall, with respect to any portion of any Initial Lender’s commitments to fund its applicable percentage of the Credit Facility on the Closing Date, relieve such Initial Lender from its obligations hereunder to fund its applicable percentage of the Credit Facility on the Closing Date upon the satisfaction (or waiver by the Commitment Parties) of the conditions specified in Section 6 of the Commitment Letter, except to the extent such portion is otherwise funded upon the initial funding on the Closing Date) and (c) unless the Company agrees in writing, each Initial Lender, Commitment Party and Arranger shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

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CONFIDENTIAL

EXHIBIT A

FRED’S, INC.

Transaction Description
June 9, 2017

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Exhibits and Annexes thereto.

The Company (through one or more of its wholly-owned domestic subsidiaries) intends to acquire (the “Acquisition”) all of (w) the Purchased Assets and assume the Assumed Liabilities (as each of such terms is defined in the Acquisition Agreement) of not less than 865 but up to 1,200 retail stores of Rite Aid Corporation, (x) the Distribution Centers and the Cross-Dock Facilities (as each such term is defined in the Acquisition Agreement) (hereinafter, the “Acquired Distribution Centers”), and (y) the Purchased Intellectual Property and the Corporate Infrastructure (as each of such terms is defined in the Acquisition Agreement) (such assets, collectively, the “Acquired Business”), in each case, from Rite Aid Corporation (“Seller”), all as set forth in the Acquisition Agreement as defined below. In connection therewith:

(a) The Acquisition will be effected pursuant to an Amended and Restated Asset Purchase Agreement, in form and substance satisfactory to the Arrangers and the Agent in their sole discretion, by and among AFAE, LLC and Seller, and for the limited purposes set forth therein, the Company and Walgreen Boots Alliance, Inc. (and together with the schedules and exhibits thereto, the Transition Services Agreement and the other Ancillary Agreements referred to therein, and the other documents and instruments executed and/or delivered in connection therewith, including any reverse transition services agreement (each of which shall be in form and substance satisfactory to the Arrangers and the Agent in their sole discretion), collectively, the “Acquisition Agreement”; provided that until such time the Acquisition Agreement shall be duly executed and delivered by the parties thereto, capitalized terms used herein by reference to definitions contained in the Acquisition Agreement, shall instead be defined by reference to the definitions contained in the draft Acquisition Agreement provided to the Commitment Parties with the heading “Sidley Comments March 14, 2017” (the “Draft Acquisition Agreement”) (it being understood and agreed that the Arrangers and Agent have not approved the Draft Acquisition Agreement as an acceptable form of the Acquisition Agreement). Such Acquisition shall be consummated pursuant to an initial Closing and one or more Subsequent Closings (each, as defined in the Acquisition Agreement) (such retail store locations and the related assets acquired pursuant to a Subsequent Closing, being hereinafter a “Series”, provided that all retail store locations and the related assets acquired pursuant to a Series of Subsequent Closings (each an “Acquired Store Series”) occurring on consecutive business days (with an average of not less than 50 retail stores per day acquired pursuant thereto (or, if less, (x) the entire remaining balance of stores and related assets to be acquired by the Company pursuant to the Acquisition Agreement, (y) at any time after the date that the Borrowers shall have acquired 67% of all retail store locations and related assets required to be acquired pursuant to the Acquisition Agreement, up to 25 separate transfers of one or more retail store locations and related assets to be acquired by the Company pursuant to the Acquisition Agreement or (z) as agreed to by Agent) shall be deemed to form a part of the same Acquired Store Series). Following the Acquisition, the Acquired Business will be owned by the Company, except for any assets to be acquired in connection with any Subsequent Closing or the Distribution Center Closing (as each of such terms are defined in the Acquisition Agreement and with the Distribution Center Closing being hereinafter referred to as the “Final APA Closing”).

 A-1

(b) The Acquired Business will be released from all obligations in connection with any debt for borrowed money, including the credit facility provided to Seller and its subsidiaries for which Citibank, N.A. is the agent (the “Existing Credit Facility”) and any security interests in, encumbrances or liens on any of the assets of the Acquired Business (other than Permitted Liens (as defined in the Acquisition Agreement)) will be released and terminated (such release of obligations and the termination and discharge of such liens and encumbrances, the “Release”).

(d) Borrowers and the other Loan Parties (as defined in Exhibit B) will enter into the Credit Facility and the applicable Loan Documents.

(e) Borrowers will enter into a term loan facility on the terms and conditions set forth in that certain $550,000,000 Senior Secured Term Loan Facility Amended and Restated Commitment Letter, dated as of the date of this Commitment Letter, by and among the Company, MLPFS, as arranger and agent and the other parties thereto, with such changes thereto as are reasonably satisfactory to the Arrangers (the “Term Loan Facility”), which shall be secured by liens that are subordinated to the liens securing the Credit Facility, except for the liens on equipment, fixtures, real property and certain related assets that secure the Term Loan Facility which will be senior to the liens securing the Credit Facility.

(f) The fees, premiums, expenses and other transaction costs incurred in connection with the Transactions that are due and payable on or prior to the Closing Date (the “Transaction Costs”) will be paid.

(g) The proceeds of the Credit Facility and Term Loan Facility will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to pay all or a portion of the Transaction Costs and for general corporate purposes.

The Acquisition, the Release, the Credit Facility and the Term Loan Facility and the other transactions described above or related thereto are collectively referred to as the “Transactions”.

 A-2

EXHIBIT B
TO
SECOND AMENDED AND RESTATED COMMITMENT LETTER

FRED’S, INC.

$1,650,000,000 Senior Secured Revolving Loan Facility
(“Credit Facility”)

Summary of Principal Terms and Conditions
June 9, 2017

This Summary of Principal Terms and Conditions (the “Term Sheet”) is part of the second amended and restated commitment letter, dated June 9, 2017 (the “Commitment Letter”), addressed to Fred’s, Inc. (the “Company”) by Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, with its designated affiliates, “MLPFS”, and together with Bank of America, “BofA”), Regions Bank (“Regions Bank”), Regions Capital Markets, a division of Regions Bank (“RCM”, and together with Regions Bank, “Regions”) and Citizens Bank, N.A. (“Citizens”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	The Company, AFAE, LLC and any other wholly-owned subsidiary of the Company organized under the laws of the United States or a State or instrumentality thereof with assets to be included in the Borrowing Base (individually, a “Borrower” and collectively, “Borrowers”). All references to Borrowers shall mean such subsidiaries of the Company after giving effect to the Acquisition.

Guarantors:	Each of the Company’s existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers (collectively, the “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, “Loan Parties”); provided, that, Guarantors shall not include (a) any non-US subsidiary of the Company organized or acquired after the Closing Date that is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (“CFC”) and any U.S. subsidiary of the Company that is treated as a “disregarded entity” for federal income tax purposes the sole assets of which are equity interests in CFCs and that has no material assets or material operations other than the equity interests of CFC’s (such entity, a “CFC Holdco”), (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues and assets), and (c) special purpose entities whose only assets consist of real estate, improvements and fixtures thereon that are subject to existing mortgages to secure debt for borrowed money. Notwithstanding the foregoing, in the event any holder of any debt for borrowed money of any Loan Party obtains any guaranty from any such CFC or such CFC Holdco, then, in such event, such CFC and/or CFC Holdco shall be required to provide a guaranty of the obligations under the Credit Facility.

Agent:	Bank of America (in such capacity, “Agent”).

B-1

Collateral Agent:	Bank of America and Regions Bank as co-collateral agents (in such capacities, “Collateral Agents”). The Collateral Agents and Agent shall enter into a customary co-collateral agent’s agreement, pursuant to which, among other things, Collateral Agents shall have rights as expansive as the rights afforded to the Agent under the Loan Document relating to (i) (x) the definition of the term “Excess Availability” and any component of such definition, and (y) the definitions in the Loan Documents of the Borrowing Base, the FILO Borrowing Base, the ABL IP Borrowing Base and any component of each such definition (including, without limitation, reserves, advance rates and eligibility criteria), (ii) reporting requirements and appraisals, examinations and collateral audits, and (iii) the establishment, determination, modification or release of any of the reserves established pursuant to the Loan Documents.

Syndication Agent:	Regions Bank as syndication agent (in such capacity, “Syndication Agent”).

Co-Documentation Agents:	Citizens and other Lenders to be determined.

Lenders:

Bank of America, Regions Bank, Citizens and such other institutions as may become parties to the Credit Facility as lenders (collectively, “Lenders”) but not including any Disqualified Lenders. Lenders holding commitments under the ABL Revolving Facility are referred to herein, collectively, as the “Revolving Lenders”. Lenders holding commitments or term loans under the ABL FILO Term Facility are referred to herein, collectively, as the “FILO Term Lenders”. Lenders holding commitments or term loans under the ABL IP Term Facility are referred to herein, collectively, as the “IP Term Lenders”.

The term “Disqualified Lender” means (i) any natural person, (ii) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by the Company to Arrangers (as defined in the Commitment Letter) prior to the date of the Original Commitment Letter, (iii) those persons that are competitors of the Company that are separately identified by the Company to Arrangers in writing (it being understood and agreed that any bona fide debt funds or any financial investors in such persons shall not constitute a competitor thereof) prior to the date of the Original Commitment Letter or from time to time thereafter (and if after the date of the Original Commitment Letter subject to the approval of Agent and provided that such notice shall not apply to retroactively disqualify any parties that have previously acquired an assignment of or participation interest in the loans or commitments in respect of the Credit Facility), and (iv) in the case of each of clauses (i), (ii) and (iii), any of their affiliates that are clearly identifiable as such by their names or identified in writing by the Company to Arrangers.

Swing Line Lender:	Bank of America (in such capacity, “Swing Line Lender”).

Letter of Credit Issuer:	Bank of America, Regions Bank and other Lenders who shall agree to become a letter of credit issuer (in such capacity, each an “Issuing Bank”), with such sublimits as each may require for the outstanding aggregate amount of Letters of Credit issued by it at any time.

B-2

Joint Lead Arrangers and Bookrunners:	MLPFS, RCM and Citizens.

Credit Facility:

A senior secured asset-based credit facility provided to Borrowers in an aggregate principal amount of $1,650,000,000 consisting of (a) senior secured asset-based term loans advanced on a “first-in, last-out” basis in an aggregate principal amount of $350,000,000, subject to the terms and conditions contained herein (the “ABL FILO Term Facility”), (b) senior secured asset-based IP term loans advanced on a “last out” basis (i.e., ranking after the principal of the loan and letters of credit under the ABL Revolving Facility and the ABL FILO Term Facility in the “waterfall” provisions under the Loan Documents, provided, however, that the IP Term Lenders shall have a priority claim (ranking prior to the principal of the loan and letters of credit under the ABL Revolving Facility and the ABL FILO Term Facility in the “waterfall” provisions under the Loan Documents) with respect to any proceeds of intellectual property assets of the Borrowers) in an aggregate principal amount of $50,000,000, subject to the terms and conditions contained herein (the “ABL IP Term Facility”) and (c) a senior secured asset-based revolving loan and letter of credit facility in an aggregate principal amount of $1,250,000,000, subject to the Borrowing Base as provided herein and other terms and conditions contained herein (the “ABL Revolving Facility”). Amounts under the Credit Facility will be available in U.S. dollars.

The term “Maximum Credit” as used herein means the aggregate amount of the commitments under the ABL Revolving Facility. In the event that 1,000 stores are not purchased under the Acquisition Agreement or if the final Subsequent Closing does not occur prior to the one-year anniversary of the Closing Date, the Lenders shall be entitled to reduce the Maximum Credit in manner and subject to terms to be agreed.

Revolving loans under the ABL Revolving Facility (the “Revolving Loans”) may be drawn, repaid and reborrowed.

The entire principal amount of the ABL FILO Term Facility will be available in a single drawing on the date that is the earlier to occur of (x) the date that the Borrowers shall have acquired 900 retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement and (y) within ninety (90) days of the Closing Date (or such earlier date as may be requested by the Borrowers upon five (5) business days’ written notice to Agent) (subject to the implementation of any applicable ABL FILO Push Down Reserve as provided herein and other terms and conditions contained herein), provided that in each such case, the entire Term Loan Facility shall be fully funded at such time. The term loans advanced under ABL FILO Term Facility (the “ABL FILO Term Loans”) may not be repaid or prepaid, except (i) in connection with a termination of all commitments under the Credit Facility and payment in full of all secured obligations under or described in the Credit Facility or (ii) twelve full months after giving effect to the final Subsequent Closing, if the ABL TL Prepayment Conditions (as described below) are satisfied.

B-3

The entire principal amount of the ABL IP Term Facility will be available in a single drawing on the date that is the earlier to occur of (x) the date that the Borrowers shall have acquired 900 retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement and (y) within ninety (90) days of the Closing Date (or such earlier date as may be requested by the Borrowers upon five (5) business days’ written notice to Agent) (subject to the implementation of any applicable ABL IP Push Down Reserve as provided herein and other terms and conditions contained herein), provided that in each such case, the entire Term Loan Facility and the ABL FILO Term Facility shall be fully funded at such time. The term loans advanced under ABL IP Term Facility (the “ABL IP Term Loans”) may not be repaid or prepaid, except (i) in connection with a termination of all commitments under the Credit Facility and payment in full of all secured obligations under or described in the Credit Facility or (ii) twelve full months after giving effect to the final Subsequent Closing, if the ABL TL Prepayment Conditions (as described below) are satisfied.

“ABL TL Prepayment Conditions” means, at the time of determination with respect to any prepayment of the ABL FILO Term Loans or the ABL IP Term Loans, the following:

(a)   as of the date of any such prepayment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing;

(b)   as of the date of any prepayment, on a pro forma basis and after giving effect thereto: (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of (1) 30.0% of the Combined Loan Cap or (2) $600,000,000, (B) the Excess Availability on the date of such prepayment shall be not less than the greater of such amounts, and (C) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such prepayment shall be not less than the greater of such amounts; and

(c)   Agent shall have received a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

The ABL FILO Term Loans and ABL IP Term Loans that are repaid or prepaid may not be reborrowed.

The Company will be appointed to act as the agent for Loan Parties for all purposes of dealing with Agent, Issuing Bank, and Lenders, including requesting Revolving Loans and Letters of Credit.

B-4

Facility Increase:

Borrowers will have the option to increase the aggregate amount of the commitments under the ABL Revolving Facility and/or the ABL FILO Term Facility (each, a “Facility Increase”) (x) in an aggregate amount not to exceed $50,000,000 for all Facility Increases occurring on or prior to the Closing Date (solely to the extent there shall be a Successful Syndication as of such date) and (y) in an aggregate amount not to exceed $200,000,000 for all Facility Increases occurring after the Closing Date, provided that, as to each Facility Increase occurring after the Closing Date, each of the following conditions is satisfied: (a) Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the effective date of such Facility Increase (the “Increase Effective Date”) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; (b) Borrowers shall have paid such fees and other compensation to Arrangers as may be agreed; (c) Borrowers shall deliver to Agent and Lenders an opinion or opinions, in form and substance reasonably satisfactory to Agent, from counsel to Borrowers reasonably satisfactory to Agent and dated the Increase Effective Date; (d) Borrowers shall have delivered such other instruments, documents and agreements as Agent may have reasonably requested; (e) as of the Increase Effective Date and after giving effect thereto, no default or event of default exists; (f) each such Facility Increase occurring after the Closing Date shall be in minimum increments of $10,000,000; (g) each such Facility Increase shall be offered to each of the existing Lenders on a pro rata basis and, to the extent the existing Lenders do not agree to provide the entire amount of the requested Facility Increase, to new Lenders reasonably acceptable to Agent; (h) no Lender shall be required to provide additional commitments for such Facility Increase; (i) such Facility Increase shall be subject to obtaining additional commitments of Lenders (whether existing Lenders or new Lenders); (j) the terms of such Facility Increase shall be the same as for all commitments under the ABL Revolving Facility or the ABL FILO Term Facility, as applicable (other than as to fees payable for such additional commitments); and (k) Agent and Lenders shall have received not less than 10 business days’ prior written notice of the request prior to the effectiveness of any Facility Increase. For certainty, with respect to Facility Increases occurring on or prior to the Closing Date, (i) no Initial Lender or any other Lender shall have any obligation to provide any additional commitments for such Facility Increase, (ii) such Facility Increase shall be subject to the approval of the Arrangers and (iii) the terms of such Facility Increase shall be the same as for all other commitments under the ABL Revolving Facility and/or the ABL FILO Term Facility, as applicable.

In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the new or additional commitments, except for the initial fee payable in respect of the new or additional commitment of a Lender.

B-5

Letters of Credit Subfacility:

A portion of the ABL Revolving Facility will be available for letters of credit arranged by Agent and issued by an Issuing Bank (“Letters of Credit”) in an aggregate amount at any time outstanding not to exceed $100,000,000. Letters of Credit will reduce the amount of the Revolving Loans available under the Borrowing Base and the Maximum Credit.

Letters of Credit will be issued by the Issuing Bank and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

If any Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Revolving Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Issuing Bank may require Borrowers to repay (or provide cash collateral for) such “uncovered” exposure in respect of the Letters of Credit and will have no obligation to provide Letters of Credit to the extent such Letters of Credit would result in the exposure of the non-defaulting Lenders exceeding their commitments under the ABL Revolving Facility.

Swing Line Facility:

A portion of the ABL Revolving Facility will be available as swing line loans (“Swing Line Loans”) with a sublimit on Swing Line Loans to Borrowers outstanding at any time of $100,000,000 (the “Stated Swing Line Limit”); provided, however, that notwithstanding the Stated Swing Line Limit and solely during the Acquisition Period (as hereinafter defined), the Swing Line Lender may (in its sole and absolute discretion and in lieu of Agent requiring Lenders to make Revolving Loans or FILO Loans), make Swing Line Loans available to the Borrowers to fund the purchase price of the Purchased Assets acquired in connection with any Subsequent Closing. Swing Line Loans will reduce the amount of the Revolving Loans available under the Borrowing Base and the Maximum Credit. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

If any Lender becomes a “Defaulting Lender”, then the swing line exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Revolving Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swing Line Lender may require Borrowers to repay such “uncovered” exposure in respect of the Swing Line Loans and will have no obligation to make Swing Line Loans to the extent such Swing Line Loans would result in the non-defaulting Lenders exceeding their commitments.

B-6

Swing Line Loans shall be repaid by the Borrowers (other than with the proceeds of other Swing Line Loans) no later than 7 days after the funding thereof (or, during the Acquisition Period, such other increased frequency as may be required by the Swing Line Lender).

Borrowing Bases:

Revolving Loans and Letters of Credit shall be provided to Borrowers subject to the terms and conditions of the Loan Documents (which will be consistent with the terms of this Commitment Letter) and availability under the ABL Revolving Facility will be calculated as follows (the “Borrowing Base”):

(a)   90% of the face amount of eligible credit card receivables of Borrowers; plus

(b)   85% of the net amount of eligible pharmacy receivables of Borrowers; plus

(c)   90% of the Net Recovery Percentage of eligible merchandise inventory (other than pharmacy inventory) of Borrowers multiplied by the value of such eligible inventory; plus

(d)   90% of the Net Recovery Percentage of eligible pharmacy inventory of Borrowers multiplied by the value of such eligible inventory; plus

(e)   Pharmacy Scripts Availability; minus

(f)    the ABL FILO Push Down Reserve; minus

(g)   the ABL IP Push Down Reserve; minus

(h)   the Term Loan Push Down Reserve; minus

(i)    applicable reserves established by Agent in its Permitted Discretion.

The amount of the “Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of eligible inventory at such time on a “going out of business” basis (or, in the case of any Acquired Store (through the period during which the Transition Services Agreement is in effect), on a “store closing sale” basis) as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost (or as to certain categories of inventory as specified by Agent, the retail value) of the aggregate amount of the eligible inventory subject to such appraisal.

B-7

The “value” of each category of eligible inventory will be determined in accordance with generally accepted accounting principles as consistently applied by the Company pursuant to its then current practices (or in the case of certain categories of inventory to be specified by Agent, the retail value thereof), but in any event at all times consistent with the practices used in the most recent field examination and appraisals that have been received by Agent.

“Pharmacy Scripts Availability” means 10% of the product of (i) the average per script “net orderly liquidation value” of eligible prescription files (“pharmacy scripts”) based on the most recent acceptable appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, multiplied by (ii) the number of eligible pharmacy scripts; provided that in no event shall such amount exceed 20% of the Borrowing Base at any time.

The term “Permitted Discretion” as used in this Term Sheet with reference to Agent, shall mean a determination made in good faith in the exercise of its reasonable (from the perspective of a secured asset based lender in credit facilities of this type) business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The ABL FILO Term Facility shall be provided to Borrowers subject to the terms and conditions of the Loan Documents (which will be consistent with the terms of this Commitment Letter). The borrowing base for the ABL FILO Term Facility will be calculated as follows (the “FILO Borrowing Base”):

(a)   the FILO Pharmacy Scripts Availability; minus

(b)   applicable reserves established by Agent in its Permitted Discretion (provided that such reserves shall not be duplicative of reserves maintained against the Borrowing Base).

“FILO Pharmacy Scripts Availability” means 30% of the product of (i) the average per script “net orderly liquidation value” of eligible prescription files (“pharmacy scripts”) based on the most recent acceptable appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, multiplied by (ii) the number of eligible pharmacy scripts.

If at any time, and for so long as, the outstanding amount of the ABL FILO Term Loans under the ABL FILO Term Facility exceeds the FILO Borrowing Base, Agent shall establish and maintain a reserve against the Borrowing Base in an amount equal to the difference between (a) such outstanding amount of ABL FILO Term Loans and (b) the FILO Borrowing Base at such time (the “ABL FILO Push Down Reserve”).

B-8

The ABL IP Term Facility shall be provided to Borrowers subject to the terms and conditions of the Loan Documents (which will be consistent with the terms of this Commitment Letter). The borrowing base for the ABL IP Term Facility (the “ABL IP Borrowing Base”) will be equal to the lesser of (a) $50,000,000, and (b) the result of (x) the IP Availability minus (y) applicable reserves established by Agent in its Permitted Discretion (provided that such reserves shall not be duplicative of reserves maintained against the Borrowing Base).

“IP Availability” means the IP Advance Rate multiplied by the “liquidation value” of eligible Purchased Intellectual Property (consisting of the Rite Aid Corporation brand name only) based on the most recent acceptable appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets. The intellectual property appraisals shall employ a valuation methodology and include other assumptions satisfactory to the Arrangers, including, without limitation, that no more than 400 store locations are liquidated pursuant to a sale transaction under Section 363 of the U.S. Bankruptcy Code.

“IP Advance Rate” means the lesser of (a)(i) prior to the first anniversary of the initial funding of the ABL IP Term Loans, 50%, (ii) from and after the first anniversary of the initial funding of the ABL IP Term Loans, but prior to the second anniversary thereof, 45%, (iii) from and after the second anniversary of the initial funding of the ABL IP Term Loans, but prior to the third anniversary thereof, 40%, (iv) from and after the third anniversary of the initial funding of the ABL IP Term Loans, but prior to the fourth anniversary thereof, 35%, and (v) from and after the fourth anniversary of the initial funding of the ABL IP Term Loans, 30% and (b) commencing twelve (12) full fiscal months following the Closing Date, in the event pro forma Consolidated EBITDA (to be defined in a manner to be mutually agreed) of the Company and its subsidiaries as of the end of any fiscal month (for the twelve (12) consecutive fiscal month period then ended) is less than $300,000,000, the applicable percentage in the chart set forth below determined by reference to pro forma Consolidated EDITDA.

TTM Consolidated EBITDA	IP Advance Rate
Less than $300,000,000 but greater than or equal to $250,000,000	40%
Less than $250,000,000 but greater than or equal to $200,000,000	30%
Less than $200,000,000 but greater than or equal to $150,000,000	20%
Less than $150,000,000	0%

B-9

If at any time, and for so long as, the outstanding amount of the ABL IP Term Loans under the ABL IP Term Facility exceeds the ABL IP Borrowing Base, Agent shall establish and maintain a reserve against the Borrowing Base in an amount equal to the difference between (a) such outstanding amount of the ABL IP Term Loans and (b) the ABL IP Borrowing Base at such time (the “ABL IP Push Down Reserve”).

Agent shall establish reserves in an amount equal to, without duplication (a) commencing on the date that is six (6) months prior to the stated termination date of the Transition Services Agreement (as in effect after giving effect to any extension of the Transition Services Agreement, in accordance with the terms thereof), 50% of the aggregate amount required to be paid in connection with the Final APA Closing upon the termination of the Transition Services Agreement including in respect of services provided under the Transition Services Agreement, the Acquired Distribution Centers, the Corporate Infrastructure, and the Purchased Intellectual Property under the Acquisition Agreement (collectively, the “TSA Termination Transactions”) (exclusive of (x) the allocable share of such purchase price in respect of inventory located at the Acquired Distribution Centers and (y) amounts to be financed pursuant to equity and/or debt arrangements satisfactory to the Agent in its Permitted Discretion and otherwise permitted under the terms of the Loan Documents), (b) from and after the date of delivery of a notice (a “Notice of TSA Termination”) from the Borrowers and the Seller of their intention to terminate the Transition Services Agreement (which Notice of TSA Termination shall be delivered no later than ninety (90) days prior to the consummation of the TSA Termination Transactions), 50% of the aggregate amount required to be paid in connection with the TSA Termination Transactions (exclusive of (x) the allocable share of such purchase price in respect of inventory located at the Acquired Distribution Centers, but only to the extent the Borrowers shall have received commitments from lenders to a Facility Increase (up to the projected suppressed availability under the Borrowing Base covered by such Facility Increase) and (y) amounts to be financed pursuant to equity and/or debt arrangements satisfactory to the Agent in its Permitted Discretion and otherwise permitted under the terms of the Loan Documents), and (c) from and after the date that is sixty (60) days prior to the consummation of the TSA Termination Transactions, Agent shall establish reserves in an amount equal to 100% of the aggregate amount required to be paid in connection with the TSA Termination Transactions (exclusive of (x) the allocable share of such purchase price in respect of inventory located at the Acquired Distribution Centers, but only to the extent the Borrowers shall have received commitments from lenders to a Facility Increase (in an amount not less than the projected suppressed availability under the Borrowing Base generated by such inventory) and (y) amounts to be financed pursuant to equity and/or debt arrangements satisfactory to the Agent in its Permitted Discretion and otherwise permitted under the terms of the Loan Documents). All reserves in respect of the TSA Termination Transactions described above shall be released concurrently with the payment of such amounts.

B-10

If at any time the outstanding amount of the loans under the Term Loan Facility exceed the borrowing base established under the Term Loan Facility, Agent may be required to establish a reserve against the Borrowing Base in an amount equal to the difference between (a) such outstanding amount of the loans under the Term Loan Facility and (b) such term loan borrowing base at such time (the “Term Loan Push Down Reserve”). For purposes of the Term Loan Push Down Reserve, Agent will be entitled to rely solely on the calculation made by Borrowers unless Agent is notified by the Term Loan Agent (as defined below) that such calculation is inaccurate. In such event, Agent shall be entitled to rely solely on the calculation of the Term Loan Push Down Reserve made by the Term Loan Agent.

Eligibility:

Criteria for determining eligible credit card receivables, eligible pharmacy receivables, eligible merchandise inventory, eligible pharmacy inventory, eligible pharmacy scripts and eligible intellectual property will be in the Permitted Discretion of Agent in accordance with Agent’s customary practices and as appropriate under the circumstances as determined by Agent pursuant to field examinations and other due diligence (it being understood that eligibility criteria with respect to the foregoing as of the Closing Date shall be mutually acceptable to the Collateral Agents).

Notwithstanding anything contained herein to the contrary, Agent will retain the right from time to time to establish or modify standards of eligibility and reserves against availability that it deems necessary or appropriate in its Permitted Discretion. The right of Agent to establish reserves will be in accordance with its customary practices in the exercise of its Permitted Discretion and as may be applicable under the circumstances based on its field examination and other due diligence to be conducted and for matters that adversely affect the Collateral, its value or the amount that Agent might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, defaults and other matters. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion and to the extent that such reserve is in respect of amounts that may be payable to third parties the applicable reserve may be deducted from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base. It is understood and agreed that reserves as of the Closing Date shall be mutually acceptable to the Collateral Agents.

Amortization:

The principal amount of the ABL IP Term Loans will be repaid, commencing on the first anniversary of the funding date for the ABL IP Term Facility, in an amount equal to $5,000,000, and thereafter, on the first business day of each calendar quarter in equal quarterly installments equal to $1,250,000, with the final installment to be in the then remaining balance of the ABL IP Term Loans (including principal, accrued and unpaid interest and other amounts) due on the Maturity Date.

There shall be no other amortization under the Credit Facility.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs actually incurred by a Lender.

B-11

The ABL FILO Term Loans and ABL IP Term Loans may not be prepaid except as expressly provided under the heading “Credit Facility” above.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and Letters of Credit exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

At any time there is a Cash Dominion Event, all proceeds of Collateral shall be applied to the obligations under the Credit Facility in a manner to be agreed.

In addition, Borrowers will be required to make prepayments:

(a)   in an amount equal to 100% of the net cash proceeds of asset dispositions (except for (i) dispositions in connection with any Permitted Real Estate Financings (as hereinafter defined) or (ii) dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon and including sales in the ordinary course of business, but not any bulk sales);

(b)   in an amount equal to 100% of the net cash proceeds of any debt issued by any Loan Party or its subsidiaries (other than indebtedness under Permitted Real Estate Financings and certain other categories of permitted debt to be specified);

(c)   in an amount equal to 100% of the net cash proceeds of any equity issuance by any Loan Party or its subsidiaries (other than equity issuances by a Loan Party or its subsidiary to its or their members or management and other employees, in each case as to such members, management or other employees pursuant to employee stock or option plans approved by the board of directors and other exceptions to be agreed);

(d)   in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by any Loan Party or its subsidiaries, subject to reinvestment rights to be agreed;

(e)   in an amount equal to 100% of the net proceeds of extraordinary receipts (the definition of which is to be agreed); and

(f)    in an amount equal to 100% of the net cash proceeds received from the Permitted Real Estate Financings.

B-12

Mandatory prepayments specified in clauses (a) through (e) will be applied first to the Revolving Loans (without permanent reduction in commitments), second to cash collateralize Letters of Credit, third to the outstanding ABL FILO Term Loans and fourth to the outstanding ABL IP Term Loans, in the event that the asset sold or that is the basis for the receipts is ABL Priority Collateral (except with respect to proceeds of any disposition of intellectual property assets of the Loan Parties or their subsidiaries, which proceeds shall be applied to the outstanding ABL IP Term Loans prior to application to any other obligations under the Credit Facility) or first to the loans under the Term Loan Facility in the event that the asset sold is the basis for the receipts is Term Loan Priority Collateral; provided that, if the Prepayment Exception Conditions are satisfied at the time of a prepayment under clauses (b) or (c) above, such amounts may be applied first to the loans under the Term Loan Facility and thereafter to the Credit Facility, first to the Revolving Loans (and in the case of the Revolving Loans, without permanent reduction in commitments), second to cash collateralize Letters of Credit, third to the outstanding ABL FILO Term Loans and fourth to the outstanding ABL IP Term Loans. Mandatory prepayments specified in clause (f) will be applied as provided in the definition of Permitted Real Estate Financings.

The “Prepayment Exception Conditions” means: (A) no Default or Event of Default has occurred and is continuing, (B) Excess Availability for the immediately preceding 30 consecutive day period shall have been (i) for the period from the Closing Date through the second anniversary of the Closing Date, not less than the greater of (1) 35% of the Combined Loan Cap or (2) $600,000,000 and (ii) thereafter, not less than the greater of (1) 30% of the Combined Loan Cap or (2) $535,000,000, (C) after giving effect to any such prepayment, the Excess Availability shall be not less than the greater of such amounts in the foregoing clause (B), (D) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such payment shall be not less than the greater of such amounts in the foregoing clause (B), and (E) the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the specified transaction the proceeds of which are proposed to be used to make such prepayment, (x) based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto and (y) as projected as of the end of each month for each of the twelve (12) months following such specified transaction, in each case of clause (x) and (y), shall be not less than 1.00 to 1.00.

Interest and Fees:	See Schedules 1 and 2 to this Exhibit B and the Fee Letters.

Use of Proceeds:	The proceeds of the Loans and Letters of Credit will be used by Borrowers (a) on the Closing Date, for the payment of a portion of the consideration for the Acquisition and for repayment of the Existing Fred’s ABL, (b) to pay costs, expenses and fees in connection with the Credit Facility, the Acquisition and the other Transactions, and (c) on and after the Closing Date, for payment of consideration for the acquisition of additional retail stores and related assets and/or the Acquired Distribution Centers pursuant to, and in accordance with, the terms of the Acquisition Agreement and for working capital of Borrowers and their subsidiaries and other general corporate purposes including funding permitted acquisitions and capital expenditures.

Closing Date:	Any time prior to the Commitment Termination Time (as such term is defined in the Commitment Letter) at which time the conditions set forth in Section 6 of the Commitment Letter are satisfied or waived and the initial funding of loans under the Credit Facility occurs (the “Closing Date”).

B-13

Term:	5 years from the Closing Date (the “Maturity Date”).

Collateral:

Subject to the Certain Funds Provisions and the limitations set forth below, to secure all obligations of each Loan Party, (a) first priority (subject to certain specified permitted liens), perfected security interests in and liens on all ABL Priority Collateral and (b) second priority (subject to certain specified permitted liens), perfected security interests in and liens on all Term Loan Priority Collateral subordinate only to the liens securing the Term Loan Facility pursuant to the terms of the Intercreditor Agreement (as defined below).

“ABL Priority Collateral” means all present and future assets and properties of the Loan Parties, including (a) accounts (other than accounts arising under contracts for sale of Term Loan Priority Collateral as such term is defined below) and payment intangibles, including credit card receivables, (b) general intangibles (including all intellectual property and loans or advances payable by a Loan Party to any other Loan Party) and prescription files, (c) chattel paper (other than chattel paper relating to Term Loan Priority Collateral), (d) documents, (e) instruments (including any promissory notes), (f) supporting obligations, (g) letters of credit and letter-of-credit rights, (h) deposit and securities accounts, investment property (including any stock or other equity or ownership interests in the subsidiaries and affiliates of each Loan Party), (i) commercial tort claims, (j) inventory, (k) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (l) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties), other than (x) Excluded Assets or (y) to the extent constituting Term Loan Priority Collateral.

“Term Loan Priority Collateral” means all present and future assets and properties of the Loan Parties consisting of (a) equipment, (b) fixtures, (c) motor vehicles, (d) fee and leasehold real property (including improvements and rights related thereto), (e) any deposit account used exclusively for the deposit of proceeds of Term Loan Priority Collateral, (f) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and the other Term Loan Priority Collateral, documents, general intangibles (excluding all intellectual property, any loans or advances payable by a Loan Party to any other Loan Party and all prescription files), chattel paper, instruments, investment property (excluding any stock or other equity or ownership interests in the subsidiaries and affiliates of each Loan Party), commercial tort claims, letters of credit, supporting obligations and letter of credit rights, (g) accounts arising from contracts of sale of Term Loan Priority Collateral and (h) all proceeds and products of any or all of the foregoing in whatever form received (but not including proceeds of business interruption insurance or any identifiable proceeds of ABL Priority Collateral), other than Excluded Assets.

“Collateral” means the ABL Priority Collateral and the Term Loan Priority Collateral.

B-14

Notwithstanding anything to the contrary contained herein, except to the extent that Arrangers may determine otherwise, the Collateral will not include real property.

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the following (the “Excluded Assets”): (a) shares of any subsidiary that is a CFC or a CFC Holdco, in each case in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote to secure the obligations of Borrowers, if a pledge of a greater percentage would result in material adverse tax consequences to the Company, (b) leasehold interests in real property, (c) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (d) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement covering real or personal property, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement, (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited thereby, provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any proceeds thereof, (g) equipment owned by any Loan Party on the Closing Date or thereafter acquired that is subject to a lien securing a purchase money obligation or capitalized lease permitted to be incurred pursuant to the Loan Document if the contract or other agreement in which such lien is granted validly prohibits the creation of any other lien on such equipment, and (h) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority). Proceeds of Excluded Assets shall be deemed Collateral.

B-15

In addition, no actions will be required by Loan Parties to perfect security interests in (i) motor vehicles or other assets subject to a certificate of title other than by filing UCC or PPSA financing statements in the appropriate jurisdiction, (ii) commercial tort claims with a value of less than an amount to be agreed, (iii) promissory notes in an principal amount of less than an amount to be agreed, (iv) share certificates of subsidiaries organized under the laws of a jurisdiction outside of the United States or Canada and (v) store deposit accounts which are not maintained at a depository bank where other deposit accounts are and so long as funds in such accounts are remitted to a concentration account on a daily basis or other regular periodic basis in a manner consistent with the requirements contained under the heading “Cash Management”.

As to specific items of Collateral, Agent may determine not to perfect its security interest therein based on the de minimus value thereof relative to the costs of such perfection. The obligations secured shall include hedging and bank product obligations of any Loan Party where a Lender or an affiliate of a Lender is a counterparty.

Intercreditor arrangements between Agent and the agent or other representative for the Term Loan Facility (the “Term Loan Agent”) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will be substantially in the form attached hereto as Exhibit D, subject to such revisions as may be agreed by the Arrangers and the Term Loan Agent.

Documentation:

Definitive loan documentation (collectively, the “Loan Documents”), including, without limitation, a credit agreement, security agreements, pledge agreements, guarantees, control agreements, evidence of insurance coverage, lender’s loss payable endorsements as to casualty and business interruption insurance, the Intercreditor Agreement, lien search results, customary opinion letters of counsel to the Loan Parties, collateral access agreements, collateral assignment of rights under acquisition documents (including any transition services agreement), payoff letters, borrowing base certificate and documents and agreements related to all of the foregoing, each in form and substance reasonably satisfactory to the Company, Agent and Arrangers.

The terms and provisions of the Loan Documents will be mutually agreed upon, the terms of which (including materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industry, businesses, financial condition, leverage, capital structure, projected performance, reporting and accounting systems, Excess Availability, collateral and practices of the Company and its subsidiaries, the Transactions, and the practices and procedures of Agent and the asset-based lending market), and will be consistent with this Term Sheet (the “Documentation Principles”).

B-16

With respect to lien waivers and access agreements from lessors of leased real property or operators of premises where inventory or books and records of Borrowers are located, Borrowers shall use commercially reasonable efforts to obtain such agreements prior to closing for the corporate headquarters, distribution centers and warehouses (but not for retail store locations) and to the extent not delivered prior to closing, shall use commercially reasonable efforts to obtain such agreements thereafter. To the extent that Agent has not received a reasonably acceptable lien waiver and access agreement for a leased or third party location of any Loan Party consisting of a warehouse, distribution center or store location in a state where a landlord has a lien under applicable law, Agent shall establish a one-month reserve in respect of amounts payable under the applicable lease or other agreement with such lessor or operator subject to certain limitations to be agreed.

Representations and Warranties:	Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions, in each case as agreed by the parties, the credit agreement governing the Credit Facility will contain the following representations and warranties: due organization and qualification; accuracy of financial information; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with law (including regulatory and licensing requirements), regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the USA Patriot Act, environmental laws, FCPA, OFAC and other anti-terrorism laws); no material adverse change; fraudulent transfer; solvency; ERISA compliance; employee and labor matters; environmental matters; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; indebtedness; payment of taxes; margin stock; the Acquisition and acquisition documents (including the Acquisition Agreement and the Transition Services Agreement); eligible credit card receivables, eligible pharmacy receivables, eligible inventory, eligible prescription files, eligible intellectual property and other eligible assets; location of inventory and equipment; inventory records; insurance; no default; no brokers; equity interests; customer and trade relations; no casualty.

Affirmative Covenants:

Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions, in each case as agreed by the parties, the credit agreement governing the Credit Facility will contain the following affirmative covenants: financial statements, financial projections, management letters and other information; notices of defaults, litigation and other material events; collateral matters (including without limitation, reporting, notices and appraisal requirements); payment of obligations; cash management; reports and certificates; existence; maintenance of properties, including implementation and maintenance of appropriate systems; taxes; insurance; inspection; compliance with laws (including without limitation the USA Patriot Act, FCPA, OFAC and other anti-terrorism laws and Medicaid/Medicare or other regulatory laws); environmental; disclosure updates; formation of subsidiaries; senior debt status; bank products; accounting changes; further assurances; additional loan parties; lender meetings; material contracts (including the Acquisition Agreement and the Transition Services Agreement); employee and labor matters; new locations of Collateral; use of proceeds; compliance with terms of leaseholds; books and records; accountants; physical inventories; ERISA matters.

B-17

(a) Not later than 10 business days after the Closing Date (or, if earlier, the date that is 5 business days after the date the Company shall have provided to the lenders a request for the initial borrowing under the Term Loan Facility), the Borrowers shall have received term loan proceeds in an amount not less than 50% of the aggregate principal amount of the Term Loan Facility (after giving effect to any reduction thereof on account of any Facility Increase effected on the Closing Date) and (b) not later than the earliest to occur of (x) the date that the Borrower shall have acquired 600 retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement, (y) within ninety (90) days of the Closing Date and (z) 5 business days’ after the date the Company shall have provided to the lenders a request for the borrowing of the remaining term loans under the Term Loan Facility, the Borrowers shall have received all remaining proceeds of the term loans to be made under the Term Loan Facility (subject, in each case, to the implementation of any applicable Term Loan Push Down Reserve). The proceeds of such Term Loans (i) to the extent drawn to fund any portion of the purchase price payable in connection with amounts payable with respect to the Purchased Assets under a Subsequent Closing, shall (x) first, be applied to the payment of such purchase price, (y) second, be applied to the repayment of Revolving Loans under the Credit Facility (without a reduction in the commitments relating thereto), in each case, substantially concurrently with such borrowing and (ii) to extent not drawn to fund any portion of the purchase price payable in connection with amounts payable with respect to the Purchased Assets under a Subsequent Closing, shall be applied to the repayment of Revolving Loans under the Credit Facility (without a reduction in the commitments relating thereto), substantially concurrently with such borrowing.

Collateral and Financial Reporting:	Collateral and financial reporting shall be usual and customary for facilities of this nature and as may be deemed appropriate by Agent, including:

(a) at any time prior to the date that the Borrowers shall have acquired 90% of all retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement, weekly borrowing base certificates (except that, in connection with a Subsequent Closing, such borrowing base certificate may be delivered upon the consummation of a Subsequent Closing) and, thereafter, monthly borrowing base certificates so long as Excess Availability is not less than the greater of (i) 20.0% of the Combined Loan Cap or (ii) $335,000,000 and no default or event of default exists, otherwise weekly; provided that, at any time borrowing base certificates are delivered on a weekly basis, such borrowing base certificates shall continue to be delivered weekly until the later of (A) the date that is four consecutive weeks after such weekly reporting commenced and (B) (1) if such weekly reporting commenced as a result of the occurrence of any default or event of default, the date that no default or event of default is continuing, and/or (2) if such weekly reporting commenced as a result of the Borrowers’ failure to maintain Excess Availability as required above, the date that Excess Availability shall have exceeded such levels, at all times, for a period of thirty (30) consecutive days;

B-18

(b)   field examinations and appraisals as Agent may from time to time require (which at a minimum will be 1 field examination and 1 appraisal each 12 month period), but no more than:

(i)     2 field examinations and 2 appraisals of each of inventory, pharmacy scripts and intellectual property in any 12 month period at the expense of Borrowers so long as Excess Availability is not less than the greater of (A) 20.0% of the Combined Loan Cap or (B) $335,000,000 during such 12 months;

(ii)    3 field examinations and 3 appraisals of each of inventory, pharmacy scripts and intellectual property in any 12 month period at the expense of Borrowers if at any time Excess Availability during such 12 months is less than the greater of (A) 20.0% of the Combined Loan Cap or (B) $335,000,000; and

(iii)   such other field examinations and appraisals as Agent may request at any time upon the occurrence and during the continuance of an Event of Default at the expense of Borrowers, or at any time at the expense of Agent;

(c)   monthly financial statements, annual unqualified audited financial statements and projections (on a monthly basis);

(d)  delivery of a certificate setting forth the calculation of Consolidated EBITDA of the Company and its subsidiaries for the most recent period of twelve (12) consecutive fiscal months;

(e)  other financial and collateral reports (including, rolling 13-week cash flow projections and reporting); and

(f)   prior to the Closing Date, the Company shall provide monthly financial statements for Fred’s Inc. and shall use reasonable best efforts to cause the Seller to deliver monthly financial statements for the 1,200 retail stores of the Acquired Business including the 4-Wall EBITDA.

B-19

The term “Combined Loan Cap” means, at any time, (i) prior to the repayment in full of the Term Loan Facility, the lesser of (A) the Maximum Credit, plus the then outstanding principal amount of the term loans and commitments under the ABL FILO Term Facility, plus the then outstanding principal amount of the term loans and commitments under the ABL IP Term Facility, plus the then outstanding principal amount of the loans and commitments under the Term Loan Facility or (B) the sum of the Borrowing Base (without giving effect to the ABL FILO Push Down Reserve, the ABL IP Push Down Reserve or the Term Loan Push Down Reserve), plus the FILO Borrowing Base, plus the ABL IP Borrowing Base, plus the borrowing base under the Term Loan Facility and (ii) after the repayment in full of the Term Loan Facility, the lesser of (A) the Maximum Credit, plus the then outstanding principal amount of the term loans and commitments under the ABL FILO Term Facility, plus the then outstanding principal amount of the term loans and commitments under the ABL IP Term Facility or (B) the sum of the Borrowing Base (without giving effect to the ABL FILO Push Down Reserve or the ABL IP Push Down Reserve), plus the FILO Borrowing Base, plus the ABL IP Borrowing Base.

The term “Loan Cap” means, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the Maximum Credit at such time.

The term “Excess Availability” as used herein means, at any time, (i) the Loan Cap at such time (plus, with respect to the ABL FILO Term Facility and the ABL IP Term Facility, at any time prior to the date that is ninety (90) days after the Closing Date and solely to the extent the ABL FILO Term Facility and/or the ABL IP Term Facility, as applicable, is not funded, the sum of (A) the lesser of (x) the FILO Borrowing Base and (y) the undrawn commitments under the ABL FILO Term Facility and (B) the lesser of (x) the ABL IP Borrowing Base and (y) the undrawn commitments under the ABL IP Term Facility), minus (ii) the Revolving Loans and Letters of Credit then outstanding. At all times Excess Availability is tested the Borrowers shall certify to the Agent that all expenses, including rent, trade payables and amounts due under the Transition Services Agreement have been paid in the ordinary course of business, in all material respects.

Through the later of the date that is (x) the six (6) month anniversary of the Closing Date and (y) sixty (60) days following the date that the Borrowers shall have acquired 80% of all retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement, the Agent will, at the expense of the Borrowers, retain Berkeley Research Group, LLC as a consultant and financial advisor (“Agent’s Advisor”) to provide: (i) financial reporting and borrowing base validation services (including, without limitation, rolling 13-week cash flow projections and reporting); (ii) pre-close evaluation of the cash management and collateral reporting available off the clone system following a month-end close during the ten (10) store pre-close testing project; (iii) progress reporting on the Company’s progress relating to integration and Transition Services Agreement processes; (iv) evaluation of the satisfactory integration (during such period of engagement) and plan of integration of the ERP system; and (v) financial advisory services as requested by the Agent and approved by the Company.

Cash Management:	As of the Closing Date, Loan Parties shall have a cash management system in form and substance reasonably satisfactory to Agent (it being understood that a cash management system similar in function to that of Rite Aid Corporation shall be satisfactory to Agent). Loan Parties will direct all credit card issuers and processors, and those customers making payments on receivables, to remit payments to deposit accounts that, subject to the Certain Funds Provision, are the subject of control agreements among the applicable Loan Party, Agent and the depository bank in form and substance reasonably satisfactory to Agent and Loan Parties will be required to promptly remit any payments received by them to these accounts. Funds deposited into the deposit accounts of Loan Parties shall be remitted to Agent for application to the obligations upon a Cash Dominion Event.

B-20

“Cash Dominion Event” means (a) Excess Availability is less than the greater of (i) 15.0% of the Combined Loan Cap at any time or (ii) $270,000,000, or (b) an event of default exists or has occurred and is continuing; provided, that,

(i)     to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than the applicable amount for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than the amount in clause (a) of this definition, and

(ii)    to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if such event of default is cured or waived or otherwise no longer exists, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

Financial Covenant:	Borrowers shall maintain minimum Excess Availability at all times equal to the greater of (a) the sum of (i) 10% of the lesser of (A) the Maximum Credit, plus the then outstanding principal amount of the term loans and commitments under the ABL FILO Term Facility, plus the then outstanding principal amount of the term loans and commitments under the ABL IP Term Facility, and (B) the sum of the Borrowing Base (without giving effect to the ABL FILO Push Down Reserve, ABL IP Push Down Reserve or the Term Loan Push Down Reserve), plus the FILO Borrowing Base, plus the ABL IP Borrowing Base, and (ii) at all times prior to the repayment in full of the Term Loan Facility, 5% of the lesser of (A) the then outstanding principal amount of the loans and commitments under the Term Loan Facility and (B) the borrowing base under the Term Loan Facility, and (b) (x) from the Closing Date through the 60 day anniversary of the Closing Date, $135,000,000 and (y) thereafter, $175,000,000.

Negative Covenants:	Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions (including baskets in amounts to be agreed for certain covenants), in each case as agreed by the parties, the credit agreement governing the Credit Facility will contain the following negative covenants: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases, provided that indebtedness in respect of Permitted Real Estate Financings shall be permitted) and guarantees; repurchases, repayments, or prepayment of subordinated debt or optional repurchases, prepayments or other optional payments in respect of other debt; creation or suffering of liens; loans, investments and acquisitions (including the acquisition of additional store locations under the Acquisition Agreement after the Closing Date); affiliate transactions; changes in the conduct of business, fiscal year or accounting practices; asset sales, store closings, mergers, consolidations and other fundamental changes; restrictions affecting subsidiaries; limitation on amendment of organizational documents and certain material agreements (including the Acquisition Agreement and Transition Services Agreement); use of proceeds; inventory and equipment with bailees; bank accounts and credit card arrangements; and burdensome agreements.

B-21

The negative covenant on dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness will expressly allow such dividends, redemptions and repurchases, or such optional prepayments, provided, that, (i) no such dividends, redemptions and repurchases or optional prepayments may be made on or before the second anniversary of the Closing Date (other than dividends in an aggregate amount not to exceed $10,000,000 in any fiscal year, so long as no default or event of default shall have occurred and be continuing or would result therefrom (including under the Financial Covenant)) and (ii) Loan Parties may make dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness after the second anniversary of the Closing Date, provided that, (A) as of the date of any such payment in respect thereof, and after giving effect thereto, each of the Payment Conditions (as defined below) is satisfied and (B) Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be agreed.

The negative covenants shall permit the Loan Parties to enter into one or more (a) term loan real estate financings (“Mortgage Financing”) and/or (b) asset dispositions consisting of sale-leaseback transactions (“Sale-Leaseback” and, together with any Mortgage Financing, collectively, the “Permitted Real Estate Financings”) of any owned real estate and related improvements including, without limitation, with respect to any of the Acquired Distribution Centers so long as (A) no default or event of default then exists or would arise therefrom, (B) in the case of any Sale-Leaseback, (x) any disposition of any such property shall be for the fair market value of such property being sold pursuant to such Sale-Leaseback at the time of such disposition, (y) such Sale-Leaseback is made pursuant to leases on market terms, and (z) the Loan Parties shall cause each purchaser to enter into a collateral access agreement with the Agent on terms reasonably satisfactory to the Agent (unless otherwise agreed by the Agent, which shall not impair the right of the Agent to impose Reserves), (C) in the case of any Mortgage Financing, (w) such indebtedness shall not have a maturity date occurring prior to 91 days after the term of the Credit Facility or require amortization payments in excess of monthly straight-line amortization on a thirty (30) year term, (x) the Liens securing such Mortgage Financing shall not at any time encumber any property other than the applicable Acquired Distribution Center that is the subject of such financing, (y) the obligors under any such Mortgage Financing shall not consist of any party that is not a Loan Party (other than to the limited extent of any SPE holding title to such Acquired Distribution Center), and (z) the Loan Parties shall cause each holder of indebtedness under such Mortgage Financing (or agent therefor) to enter into a collateral access agreement with the Agent on terms reasonably satisfactory to the Agent (unless otherwise agreed by the Agent, which shall not impair the right of the Agent to impose Reserves), (D) the aggregate Sale-Leaseback amount indebtedness (including capitalized lease obligations) incurred pursuant to any such Permitted Real Estate Financings shall not exceed $125,000,000 at any time outstanding and (E) the net proceeds from any such Permitted Real Estate Financings shall be applied as follows: (x) up to 30% of such net proceeds to the repayment of the outstanding Term Loan Facility and (y) the remainder of such net proceeds, first to the Revolving Loans (without permanent reduction in commitments), second to cash collateralize Letters of Credit, third to the outstanding ABL FILO Term Loans and fourth to the outstanding ABL IP Term Loans.

B-22

The negative covenant governing acquisitions after the Closing Date (other than pursuant to the Acquisition Agreement) will expressly allow an acquisition, provided that, except as otherwise provided below, (i) no acquisition or series of related acquisitions involving consideration in excess of $40,000,000 per year (of which, through the first anniversary of the Closing Date, not more than $20,000,000 in the aggregate shall be paid in consideration of any acquisition of assets not constituting prescription files), in any one case or in the aggregate, shall occur prior to the second anniversary of the Closing Date; provided that the limitations set forth in this clause (i) shall no longer apply in the event that Excess Availability as of the fiscal year ended January 2018 is greater than $500,000,000, (ii) as of the date of any such acquisition and after giving effect thereto, each of the Payment Conditions is satisfied, (iii) the acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in, (iv) the board of directors (or other comparable governing body) of the person to be acquired shall have duly approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, and (v) Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be mutually agreed.

B-23

The negative covenants will include a provision permitting the acquisition by the Borrowers of additional stores (and related assets) from Seller under the Acquisition Agreement, provided that the consummation of any such Subsequent Closing shall be subject only to the following conditions (the “Subsequent Acquisition Conditions”): (a) the closing of the acquisition of Purchased Assets pursuant to such Subsequent Closing, in accordance with the Acquisition Agreement, (b) as of the date of any such purchase and after giving effect thereto, Excess Availability shall be not less than the greater of (x) 25% of the Combined Loan Cap and (y) $200,000,000 (determined after giving effect to the acquisition of the eligible assets related to such stores), (c) to the extent not previously provided, the Agent shall have received customary lien release documents with respect to the assets then being acquired, (d) Agent shall have received a current borrowing base certificate with respect to the assets acquired pursuant to such Subsequent Closing, (e) Agent shall have received not less than three business days’ prior written notice of the proposed Subsequent Closing, (f) (i) at any time during the Acquisition Period (so long as (after giving effect to the proposed Acquired Store Series) no more than (A) six (6) Acquired Store Series shall have been made in reliance on this clause (f)(i)(A) (of which, not more than two (2) such Series shall consist of Acquired Store Series of less than 100 retail stores, unless (x) otherwise agreed to by Agent (such agreement not to be unreasonably withheld or delayed)) and (B) at any time after to the date that the Borrowers shall have acquired 67% of all retail store locations and related assets required to be acquired pursuant to the Acquisition Agreement, twenty-five (25) additional Acquired Store Series shall have been made in reliance on this clause (f)(i)(B) (collectively, clauses (A) and (B), the “LCT Limitation”)), (x) the Specified Representations shall be true and correct in all material respects at such time where not already qualified by materiality or “material adverse effect”, otherwise in all respects, (y) the Acquisition Agreement Representations (set forth in (1) the first sentence of Section 3.05 (or equivalent substitute provision) of the Acquisition Agreement, (2) Section 3.09 (or equivalent substitute provision) of the Acquisition Agreement, (3) second and third sentence of Section 3.13 (or equivalent substitute provision) of the Acquisition Agreement, (4) the last sentence of Section 3.15 (or equivalent substitute provision) of the Acquisition Agreement, (5) the last sentence of Section 3.18 (or equivalent substitute provision) of the Acquisition Agreement and (6) such other provisions of the Acquisition Agreement, as mutually agreed by the Arrangers and the Borrowers) will be true and correct as and to the same extent required by Section 6 of the Commitment Letter (it being understood that references to “the Acquisition” therein shall for this purpose refer to such Subsequent Closing) and (z) the Seller shall have certified to the Borrowers that the covenants contained in the first sentence of Section 5.01 (or equivalent substitute provision) of the Acquisition Agreement (with respect to Inventory levels and prescription volumes), Section 5.01(f) (or equivalent substitute provision) of the Acquisition Agreement and such other Sections of the Acquisition Agreement (as may be mutually agreed by the Arrangers and the Borrowers) have been complied with in all material respects; and subject to upon satisfaction of such conditions set forth in clauses (a) through this (f)(i), and the request of the Company (which request shall be delivered in accordance with the terms of the Loan Documents), Lenders will make Revolving Loans (or, at the option of the Swing Line Lender, the Swing Line Lender shall made Swing Line Loans) the proceeds of which shall be used to pay the purchase price for such Acquired Store Series in the applicable Subsequent Closing in the amounts required by the Acquisition Agreement, notwithstanding that any other conditions precedent set forth below under the heading “Conditions Precedent to all Borrowings After the Closing Date” with respect to such Revolving Loans are not satisfied as of the date of such Revolving Loans, and (ii) at any time after the Acquisition Period or after the LCT Limitation has been exceeded, the Borrowers shall have satisfied all conditions precedent set forth below under the heading “Conditions Precedent to all Borrowings” with respect to such Revolving Loans, and (g) Agent shall have received a certificate of a responsible officer of the Company certifying and attaching calculations demonstrating (as applicable), compliance with each of the conditions set forth herein.

“Acquisition Period” means, the period commencing on the Closing Date and ending on the six-month anniversary of the Closing Date.

B-24

Any new domestic or foreign subsidiary acquired pursuant to an acquisition after the Closing Date will be joined as a Borrower or Guarantor (except as to any subsidiary that is not required to be a Guarantor) and additional Loan Documents executed and delivered in connection therewith. Assets acquired after the Closing Date (other than pursuant to the terms of the Acquisition Agreement) will only be eligible after a satisfactory field examination, appraisal and legal diligence, subject, in all instances (including in respect of assets acquired pursuant to the terms of the Acquisition Agreement), to reserves and eligibility criteria.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)   The Agent shall have received unqualified audited financial statements for the fiscal year of the Borrowers ended January 2019,

(b)   as of the date of any such transaction or payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(c)   as of the date of any such transaction or payment, on a pro forma basis and after giving effect thereto, either:

(i)     (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of (1) 20.0% of the Combined Loan Cap or (2) $335,000,000, (B) the Excess Availability on the date of such specified transaction or payment shall be not less than the greater of such amounts, (C) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such transaction or payment (with certain exceptions to be agreed) shall be not less than the greater of such amounts and (D) the Fixed Charge Coverage Ratio based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 1.00 to 1.00; or

(ii)    provided that the Fixed Charge Coverage Ratio for any 12 month period ended on or after the second anniversary of the Closing Date, shall not have been less than 1.00 to 1.00, (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of (1) 30.0% of the Combined Loan Cap or (2) $500,000,000, (B) the Excess Availability on the date of such specified transaction or payment shall be not less than the greater of such amounts, and (C) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such transaction or payment shall be not less than the greater of such amounts; and,

B-25

(d) Agent shall have received a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Borrowers shall not be permitted to consummate the Final APA Closing or otherwise make any payments with respect to the TSA Termination Transactions without providing the Agent with a Notice of TSA Termination not less than 90 days prior to the termination of the Transition Services Agreement (it being understood and agreed that any acquisition pursuant to the Final APA Closing shall be a permitted acquisition after the Closing Date, subject only to the satisfaction of the Subsequent Acquisition Conditions and the provision of the Notice of TSA Termination as provided above).

Events of Default:	Limited to the following, subject to the Documentation Principles, and subject to cure periods to be agreed, materiality and other negotiated limitations, in each case as agreed by the parties, the credit agreement governing the Credit Facility will contain the following events of default: payment and performance defaults under any of the Loan Documents, cross-defaults to other material indebtedness (to be defined as indebtedness in excess of $25,000,000), an early termination date occurs under any swap contract, breach of representations and warranties, insolvency (whether or not insolvency proceedings have been instituted), voluntary and involuntary bankruptcy, judgments and attachments in excess of an amount to be agreed (or not subject to stay), non-monetary judgments that could have a material adverse effect, revocation of (or attempted revocation of) any guaranty, dissolution, change in control, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents, invalidity of subordination or intercreditor provisions, material uninsured loss, felony indictment, injunction or court or other governmental order preventing continuing conduct of all or any material part of the business affairs of the Loan Parties, or suspension or termination of all or a substantial portion of its business.

Conditions Precedent to All Borrowings:	Subject on (x) the Closing Date, to the Certain Funds Provision, and (y) with respect to any Subsequent Closing, the Subsequent Acquisition Conditions, the conditions to all Revolving Loans, ABL FILO Term Loans, ABL IP Term Loans and Letters of Credit will consist of (a) prior written notice of the request for such Revolving Loans ABL FILO Term Loans, ABL IP Term Loans or Letter of Credit in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of such Revolving Loans, ABL FILO Term Loans or ABL IP Term Loans or the issuance (or amendment or extension) of such Letter of Credit, and (d) after giving effect to any requested Revolving Loan, ABL FILO Term Loan, ABL IP Term Loan or Letter of Credit, the outstanding Revolving Loans and Letters of Credit will not exceed the lesser of the Maximum Credit or the Borrowing Base; provided that with respect to any Revolving Loan, ABL FILO Term Loan or ABL IP Term Loan used to consummate a Subsequent Closing, the foregoing shall be limited to only the Subsequent Acquisition Conditions (it being understood and agreed that Swing Line Lender may in its sole discretion, in lieu of requesting Lenders to fund any such Revolving Loan or ABL FILO Term Loan, fund a Swing Line Loan).

B-26

Conditions Precedent to Initial Borrowings:	The conditions precedent to the initial borrowings under the Credit Facility will consist of those conditions precedent set forth in Section 6 of the Commitment Letter.

Assignments and Participations:	Each Lender will be permitted to make assignments of its interest in the Credit Facility in a minimum amount equal to $5,000,000 to other financial institutions (other than (to the extent not consented to by the Company) Disqualified Lenders) approved by Agent, Swing Line Lender, Issuing Banks, and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of the Company not be required at any time that an event of default exists or has occurred and is continuing, and (b) the approval of the Company shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business day of an assignment request made in writing. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party or any Disqualified Lenders that have been identified to Agent and whose identity is available to each Lender on request. Agent shall not have any responsibility or obligations to determine whether any Lender or potential Lender is a Disqualified Lender and will have no liability with respect to any assignment to a Disqualified Lender.

B-27

Amendments and Waivers:

Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and the Required Lenders, provided that, in addition to the approval of Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds, (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders” or any other provisions specifying the number of Lenders or portion of the Loans or commitments required to take any action under the Loan Documents, (iii) permitting any Borrower to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), or (v) subordination of the lien on Collateral in favor of Agent (other than with respect to certain permitted liens to be agreed) or subordination of the payment of the obligations in respect of the Credit Facility, (c) the consent of all Revolving Lenders will be required with respect to: (i) increases in the percentages applied to eligible assets in the Borrowing Base and (ii) modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions), (d) the consent of all FILO Term Lenders will be required with respect to certain matters, including (i) increases in the percentages applied to eligible assets in the FILO Borrowing Base, (ii) modifications to the FILO Borrowing Base or any components thereof which would result in an increase in the amount of the FILO Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) and (iii) modifications of the “ABL FILO Push Down Reserve”, and (e) the consent of all IP Term Lenders will be required with respect to certain matters, including (i) increases in the percentages applied to eligible assets in the ABL IP Borrowing Base, (ii) modifications to the ABL IP Borrowing Base or any components thereof which would result in an increase in the amount of the ABL IP Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) and (iii) modifications of the “ABL IP Push Down Reserve”. Matters affecting Agent, the Swing Line Lender or an Issuing Bank will require the approval of such party.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the Credit Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders.

The Loan Documents shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders adversely affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Credit Facility shall have consented thereto.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree), subject to the proviso set forth in the “Governing Law” section of the Commitment Letter.

B-28

Expenses, Waivers and Indemnity:

The Loan Parties will pay all of the reasonable and documented out-of-pocket costs and expenses and customary administrative charges incurred by Agent and MLPFS (in its capacity as Arranger, Swing Line Lender and Issuing Bank), including, without limitation, reasonable legal costs and expenses, reasonable financial consultant and advisor costs and expenses, filing and search charges, recording taxes, appraisals, and field examination charges and expenses, provided, that, legal fees shall be limited to the reasonable fees of one counsel for Agent and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, and in the case of the enforcement, collection or protection of the rights of Lenders, in addition, one additional counsel for the Lenders in the absence of any conflict of interest.

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for special, punitive, exemplary, indirect or consequential damages in respect any breach or alleged breach by Agent, Arrangers, Issuing Bank or any Lender of any of the Loan Documents.

Loan Parties shall indemnify and hold harmless Agent, Arrangers, Lenders and Issuing Banks and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, reasonable and documented legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Agent, any Arranger, any Lender or Issuing Bank and any Loan Party (provided, that, the obligation to reimburse any indemnified person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such indemnified persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected indemnified person, one counsel for such affected indemnified person), except that the foregoing indemnity will not, as to any Indemnified Person, apply to costs, expenses or liabilities to the extent they (a) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) a material breach of the material obligations of such indemnified person under the Commitment Letter, the Fee Letters or the Loan Documents or (b) relate to any claim, litigation, investigation or proceeding solely between or among indemnified persons other than (x) claims against any Agent, Arranger or Lenders or their respective affiliates, in each case in their respective capacities or in fulfilling their respective roles as the agent or arranger or any other similar role under the Credit Facility as the case may be (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification and (y) claims arising out of any act or omission on the part of the Loan Parties or their subsidiaries or affiliates.

B-29

This Summary of Principal Terms and Conditions for the Credit Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain material terms to be included in the Loan Documents, provided that the Loan Documents will not contain any conditions precedent to (x) the initial borrowings under the Credit Facility other than those set forth in Section 6 of the Commitment Letter and (y) borrowings used to consummate a Subsequent Closing under the Credit Facility other than the Subsequent Acquisition Conditions. All references to any Commitment Party in this Term Sheet include its successors and assigns and such Commitment Party may designate one of its affiliates to act in its place in any of the roles for which it is specified in the Term Sheet.

B-30

SCHEDULE 1
TO
EXHIBIT B TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans (other than Swing Line Loans) bear interest at a rate per annum equal to (a) the Base Rate (to be defined as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the Bank of America prime rate and (iii) the one (1) month LIBOR adjusted daily plus 1.00%) plus the Applicable Margin or (b) the LIBOR Rate plus the Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin. Borrowers may elect that ABL FILO Terms Loans bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the LIBOR Rate plus the Applicable Margin. If LIBOR or the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Facility.

As used herein:

“Applicable Margin” means with respect to Revolving Loans, other than Swing Line Loans, ABL FILO Term Loans, and ABL IP Term Loans, a percentage determined in accordance with the pricing grids attached hereto as Schedule 2 to Exhibit B to the Commitment Letter.

“LIBOR Rate” means the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent in its reasonable discretion from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of any interest period, for Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. The LIBOR Rate shall be available for interest periods of one, two, three or six months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR Rate loans and minimum amounts of each LIBOR Rate loan.

Unused Line Fee:	Borrowers shall pay to Agent an unused line fee calculated at 0.50% per annum until the last day of the 3rd full month after the Closing Date and adjusted thereafter every month to an amount equal to 0.50% per annum if the average of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month is less than 50% of the Maximum Credit and 0.375% per annum if the average of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month is equal to or greater than 50% of the Maximum Credit. The unused line fee shall be calculated based on the then applicable percentage multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and Letters of Credit during the immediately preceding month and payable monthly in arrears. Swing Line Loans will not be considered in the calculation of either the amount or the level of the rate of the unused line fee.

B-31

ABL FILO Term Facility Unused Commitment Fee:	Borrowers shall pay to Agent an unused commitment fee in respect of the ABL FILO Term Facility calculated at 0.50% per annum until the funding of all ABL FILO Term Loans under the ABL FILO Term Facility. The unused commitment fee in respect of the ABL FILO Term Facility shall be calculated based on 0.50% per annum multiplied by the difference between the aggregate commitments under the ABL FILO Term Facility and the outstanding ABL FILO Term Loans during the immediately preceding month (calculated on a daily basis) and payable monthly in arrears.

ABL IP Term Facility Unused Commitment Fee:	Borrowers shall pay to Agent an unused commitment fee in respect of the ABL IP Term Facility calculated at 0.50% per annum until the funding of all ABL IP Term Loans under the ABL IP Term Facility. The unused commitment fee in respect of the ABL IP Term Facility shall be calculated based on 0.50% per annum multiplied by the difference between the aggregate commitments under the ABL IP Term Facility and the outstanding ABL IP Term Loans during the immediately preceding month (calculated on a daily basis) and payable monthly in arrears.

Letter of Credit Fees:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), on the daily outstanding balance of Letters of Credit, a letter of credit fee which shall accrue at a per annum rate equal to the Applicable LIBOR Rate Margin for the ABL Revolving Facility times the daily outstanding balance of the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the Issuing Bank.

Default Rate:	Following the occurrence and during the continuance of an event of default, the applicable rates of interest for all Revolving Loans, ABL FILO Term Loans, ABL IP Term Loans and commitments and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable rates.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans, ABL FILO Term Loans or ABL IP Term Loans for which the Base Rate is used). In the case of Revolving Loans, ABL FILO Term Loans or ABL IP Term Loans for which the LIBOR Rate is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans, ABL FILO Term Loans or ABL IP Term Loans for which the Base Rate is used, interest is payable monthly in arrears.

B-32

SCHEDULE 2
TO
EXHIBIT B TO COMMITMENT LETTER

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin for the ABL Revolving Facility	Applicable Base Rate Margin for the ABL Revolving Facility
1	Greater than 66 2/3% of the Maximum Credit	2.25%	1.25%
2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	2.50%	1.50%
3	Less than or equal to 33 1/3% of the Maximum Credit	2.75%	1.75%

The Applicable Margin for the interest rates for the ABL Revolving Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 3 of the chart above until the last day of the second full fiscal quarter after the Closing Date. The interest rates will be adjusted every fiscal quarter thereafter based on the chart above. Commencing with the fifth (5th) full fiscal quarter after the Closing Date, if the Consolidated Leverage Ratio (to be defined in a manner to be agreed) for the four quarter period then ended is less than 3.25 to 1.00, then so long as no default or event of default shall have occurred and is continuing the margins set forth in the chart above shall be decreased by 0.25% at all Tiers of the chart for the upcoming fiscal quarter of the Borrowers (it being understood and agreed that any such decrease in margins shall not be permanent, but shall be determined on a quarterly basis).

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin for the ABL FILO Term Facility	Applicable Base Rate Margin for the ABL FILO Term Facility
1	Greater than 66 2/3% of the Maximum Credit	3.75%	2.75%
2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	4.00%	3.00%
3	Less than or equal to 33 1/3% of the Maximum Credit	4.25%	3.25%

The Applicable Margin for the interest rates for the ABL FILO Term Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 2 of the chart above until the last day of the second full fiscal quarter after the Closing Date. The interest rates will be adjusted every fiscal quarter thereafter based on the chart above. Commencing with the fifth (5th) full fiscal quarter after the Closing Date, if the Consolidated Leverage Ratio (to be defined in a manner to be agreed) for the four quarter period then ended is less than 3.25 to 1.00, then so long as no default or event of default shall have occurred and is continuing the margins set forth in the chart above shall be decreased by 0.25% at all Tiers of the chart for the upcoming fiscal quarter of the Borrowers (it being understood and agreed that any such decrease in margins shall not be permanent, but shall be determined on a quarterly basis).

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin for the ABL IP Term Facility	Applicable Base Rate Margin for the ABL IP Term Facility
1	Greater than 66 2/3% of the Maximum Credit	4.25%	3.25%
2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	4.50%	3.50%
3	Less than or equal to 33 1/3% of the Maximum Credit	4.75%	3.75%

The Applicable Margin for the interest rates for the ABL IP Term Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 2 of the chart above until the last day of the second full fiscal quarter after the Closing Date. The interest rates will be adjusted every fiscal quarter thereafter based on the chart above. Commencing with the fifth (5th) full fiscal quarter after the Closing Date, if the Consolidated Leverage Ratio (to be defined in a manner to be agreed) for the four quarter period then ended is less than 3.25 to 1.00, then so long as no default or event of default shall have occurred and is continuing the margins set forth in the chart above shall be decreased by 0.25% at all Tiers of the chart for the upcoming fiscal quarter of the Borrowers (it being understood and agreed that any such decrease in margins shall not be permanent, but shall be determined on a quarterly basis).

The Applicable Margin shall be calculated and established once every fiscal quarter, effective as of the first day of such fiscal quarter and shall remain in effect until adjusted thereafter at the end of such fiscal quarter.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin for the ABL Revolving Facility, (b) as to Revolving Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin for the ABL Revolving Facility, (c) as to ABL FILO Term Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin for the ABL FILO Term Facility, (d) as to ABL FILO Term Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin for the ABL FILO Term Facility, (e) as to ABL IP Term Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin for the ABL IP Term Facility, and (f) as to ABL IP Term Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin for the ABL IP Term Facility, in each case under clauses (a) through (f) determined if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding fiscal quarter.

The term “Quarterly Average Excess Availability” shall mean, at any time, the average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent.

EXHIBIT C
TO
COMMITMENT LETTER

Conditions Precedent to Initial Borrowings under Credit Facility

The conditions precedent to the initial borrowings under the Credit Facility will consist of the condition precedent set forth in Section 6(a) of the Commitment Letter and the following conditions precedent:

(a)	The Arrangers shall have received (i) an effective Acquisition Agreement, duly executed by each of the parties thereto, in form and substance satisfactory to the Arrangers and the Agent in their sole discretion and (ii) evidence the Acquisition (other than the Acquired Stores, the Acquired Distribution Centers, the Corporate Infrastructure, and the related assets and liabilities to be acquired in any Subsequent Closing or the Final APA Closing, as each of such terms is defined in the Acquisition Agreement) shall have been, or, substantially concurrently with the initial borrowing under the Credit Facility shall be, consummated in all material respects in accordance with applicable laws and the terms of the Acquisition Agreement (including the Ancillary Agreements referred to therein).
(b)	The Acquired Store Series of the Company commencing on the Closing Date shall not consist of less than 100 retail stores of the Acquired Business (which, for the avoidance of any doubt, shall be completed within 10 business days thereafter).
(c)	The Term Loan Facility shall have been or, substantially concurrently with the initial borrowing under the Credit Facility shall be, closed (but not funded).
(d)

Subject in all cases to the Certain Funds Provisions, the Agent shall have received: (i) the loan agreement, guaranties, security agreements, pledge agreements, intellectual property security agreements, Intercreditor Agreement, collateral assignment of rights under acquisition documents (including any transition services agreement) and other definitive documentation for the Credit Facility, in each case to the extent the Loan Parties are party thereto, executed and delivered by the applicable Loan Parties and the Commitment Parties party thereto subject to and on terms and consistent with this Commitment Letter (including the Funds Certain Provisions and Documentation Principles) and the Fee Letters (including the “flex provisions” thereunder), (ii) a reasonably satisfactory cooperation and license agreement from the Seller and its affiliates in connection with the Agent’s and/or Lenders’ access to conduct field examinations of the Purchased Assets, including, the Duplicate IT System (as defined in the Acquisition Agreement) (subject to the limits on field examinations set forth herein), use of any intellectual property licensed to the Borrowers and exercise of rights and remedies under the Credit Facility (including conducting “store closing” and similar themed sales), as applicable, in respect of any retail stores of the Acquired Business subject to the Transition Services Agreement or which utilize (in accordance with the Acquisition Agreement) intellectual property of the Seller, (iii) customary legal opinions, (iv) customary evidence of authority from each Loan Party, (v) customary officer’s certificates from each Loan Party, (v) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (vi) customary lien searches with respect to each Loan Party, (vii) UCC financing statements for each Loan Party, (viii) evidence of insurance coverage including certificates naming the Agent as additional insured and lender’s loss payee to casualty and business interruption insurance, (ix) current borrowing base certificate dated as of the Closing Date (or such other date agreed to by Agent), and (x) borrowing request and disbursement authorization letter (including funds flow memorandum). Agent shall have received evidence that notices to each credit card processor used by Borrowers have been sent to such credit card processor with respect to the security interest of Agent and instructions to remit payments to a bank account of Borrowers specified therein and not to change such bank account without the prior written consent of Agent. Subject in all cases to the Certain Funds Provision, Agent, for the benefit of itself, Lenders, Issuing Bank, bank product providers, and swap providers shall hold perfected, first priority (subject to certain specified permitted liens) security interests in and liens upon the ABL Priority Collateral and perfected second priority (subject to certain specified permitted liens) security interests in and liens upon the Term Loan Priority Collateral (other than real property), and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Loan Documents. Receipt by Agent of (A) customary payoff letters as to Fred’s existing ABL credit facility (the “Existing Fred’s ABL”) reflecting the amounts required to repay in full all outstanding obligations thereunder (other than (x) contingent indemnity and expense reimbursement obligations for which no claims have been asserted and (y) any letters of the credit outstanding thereunder which shall be permitted to be rolled into the Credit Facility and “grandfathered” thereunder) and providing that upon receipt of such funds all such arrangements under the Existing Fred’s ABL are terminated and the liens securing any obligations thereunder are released and (B) customary lien releases and discharges in respect of the Existing Credit Facility for the assets acquired on the Closing Date under the Acquisition Agreement.

On the Closing Date, after giving effect to the Transactions, the Company, the Loan Parties and their respective subsidiaries shall not have any third party debt for borrowed money other than (i) the Credit Facility, (ii) the Term Loan Facility, (iii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees and surety bonds of the Loan Parties and their respective subsidiaries that are not otherwise prohibited by the Loan Documents, (iv) intercompany indebtedness of the Loan Parties and their subsidiaries not otherwise prohibited by the Loan Documents and (v) certain other debt for borrowed money that the Company and the Arrangers reasonably agree may remain outstanding after the Closing Date.

(e)	The opening Excess Availability at closing after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial Letters of Credit under the Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date, shall be not less than the greater of (x) 25% of the Combined Loan Cap and (y) $200,000,000.
(f)	Arrangers (and each Lender) shall have received at least 5 business days prior to the Closing Date all documentation and information as is reasonably requested by Arranger or Agent or a Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act, in each case to the extent requested in writing at least 10 business days prior to the Closing Date.

(g)	Arrangers shall have received (i) (A) projected balance sheets, income statements, statements of cash flows and projected Excess Availability, Borrowing Base, FILO Borrowing Base and ABL IP Borrowing Base of the Company and its subsidiaries after giving effect to the Transactions and covering the term of the Credit Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date and on an annual basis thereafter for the term of the Credit Facility, in each case with the results and assumptions in all of such projections in form and substance reasonably satisfactory to Arrangers (it being understood that Arrangers have received all such projections under this clause (A) as of the date of the Commitment Letter) and (B) to the extent the Company may prepare them, any updates and modifications to such projected financial statements of the Company and its subsidiaries, (ii) an opening pro forma balance sheet, income statements, statements of cash flows for the Company and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ended at least 30 calendar days prior to the Closing Date, (iii) interim unaudited financial statements of the Company and its subsidiaries for the year to date period ended at least 30 calendar days prior to the Closing Date, with prior year comparison since the last audited financial statements for which financial statements are available, (iv) a quality of earnings report from Ernst & Young for the 1,200 retail stores of the Acquired Business setting forth 4-wall EBITDA for the fiscal year ended January 28, 2017 and a report prepared by Seller’s management setting forth 4-wall EBITDA for the 1,200 retail stores of the Acquired Business for the period of 12 fiscal months ended April 29, 2017, and (v) acceptable appraisals of each of inventory and pharmacy scripts for the 1,200 retail stores of the Acquired Business and of the intellectual property of the Acquired Business.
(h)	Arrangers shall have received a customary solvency certificate from the chief financial officer of the Company substantially in the form attached hereto as Annex I as of the Closing Date.
(i)	All costs, fees and expenses contemplated hereby or in the Fee Letters due and payable on the Closing Date to Agent, Arrangers and Lenders in respect of the Transactions shall have been paid, provided that invoices for any costs and expenses to be reimbursed on the Closing Date must be received at least two business days (or such later date as to which the Company may agree in its sole discretion) prior to the Closing Date or otherwise such costs and expenses will be paid no later than 10 days after the Closing Date.
(j)	The Specified Representations shall be true and correct in all material respects on the Closing Date where not already qualified by materiality or “material adverse effect”, otherwise in all respects, and the Acquisition Agreement Representations will be true and correct as and to the extent required by Section 6 of the Commitment Letter.
(k)	Arrangers shall have a syndication period prior to the Closing Date commencing on June 9, 2017 and ending July 7, 2017.

ANNEX I
TO
EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE
of
FRED’S, INC. AND ITS SUBSIDIARIES

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Fred’s, Inc. (the “Company”) and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions occurring on the date hereof, including the making of any Revolving Loans and the issuance of any Letters of Credit under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[COMPANY]

By:
Name:
Title:

Annex I-2

EXHIBIT D
TO
COMMITMENT LETTER

Form of Intercreditor Agreement

[Please see attached]

D-1